The issuer is submitting this draft offering statement for non-public review pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended.

As submitted to the Securities and Exchange Commission on October 28, 2021

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

An Offering Statement pursuant to Regulation A relating to these securities (the “Offering Statement”) has been filed with the Securities and Exchange Commission (the “SEC”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED OCTOBER 28, 2021

SUBJECT TO COMPLETION

100 Green Villas Drive #21

Dorado, Puerto Rico 00646

(954)769-5904

www.EnergyX.com

5,000,000 Shares of Common Stock

Energy Exploration Technologies, Inc., a Puerto Rico corporation (the “Company”, “EnergyX”, “we”, “us” or “our”), is offering up to a maximum of 5,000,000 shares of our Common Stock, par value $0.01 per share (the “Shares”) to be sold in this offering (the “Offering”). The Shares are being offered at a purchase price of $15.00 per Share, for gross proceeds of up to $75,000,000 (the “Maximum Amount”), pursuant to this Offering Circular (this “Offering Circular”).

We are selling the Shares on a “best efforts” basis through a Tier 2 offering pursuant to Regulation A (“Regulation A+”) under the Securities Act of 1933, as amended (the “Securities Act”), and we intend to sell the Shares either directly to investors or through registered broker-dealers who are paid commissions. This Offering will terminate on the earlier of (i) December 31, 2022, (ii) the date on which the Maximum Amount is sold, or (iii) when the Board of Directors of the Company elects to terminate the Offering (in each such case, the “Termination Date”).The minimum investment amount from an investor is $510; however, we expressly reserve the right to waive this minimum in the sole discretion of our management. See “Securities Being Offered” beginning on page 45 for a discussion of certain items required by Item 14 of Part II of Form 1-A. We will hold closings upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company. If, on the initial closing date, we have sold less than the Maximum Amount, then we may hold one or more additional closings for additional sales of Shares, until the earlier of (i) the sale of the Maximum Amount or (ii) the Termination Date. There is no aggregate minimum requirement for the Offering to become effective; therefore, we reserve the right, subject to applicable securities laws, to begin applying the proceeds from the Offering towards our business strategy, including, without limitation, research and development expenses, offering expenses, working capital, and general corporate purposes and other uses, as more specifically set forth in the “Use of Proceeds” section of this Offering Circular.

Subscriptions for Shares are irrevocable, and the purchase price is non-refundable, unless the Company rejects a subscription, as expressly stated in this Offering Circular. All proceeds received by us from subscribers in this Offering will be available for use by us upon our acceptance of subscriptions for the Shares. We expect to commence the sale of Shares of our Common Stock on approximately _____________.

Investing in the Shares involves a high degree of risk. These are speculative securities. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” starting on page 5 for a discussion of certain risks that you should consider in connection with an investment in the Shares.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

	Price to Public	Underwriting Discount and Commissions (1)	Proceeds to Company (2)	Proceeds to Other Persons (4)
Per Share	$15.00	$0.15	$14.85	$0.09
Total Maximum (3)	$75,000,000	$750,000	$74,235,000	$450,000

(1)

The minimum investment amount for each subscription is 34 Shares or $510. The Offering may be made, in management’s discretion, directly to investors by the management of the Company on a “best effort” basis. We reserve the right to offer the Shares through broker-dealers who are registered with the Financial Industry Regulatory Authority (“FINRA”). The Company has engaged Dalmore Group, LLC, a New York limited liability company and FINRA/SIPC registered broker-dealer (“Dalmore”), to provide broker-dealer services in connection with this Offering, but not for underwriting or placement agent services. The Company has agreed to pay Dalmore a one-time advance fee of $5,000 to cover out-of-pocket expenses, as well as a 1% commission on the aggregate amount raised by the Company from investors in the Offering, plus a one-time consulting fee of $10,000 payable upon the issuance of a no objection letter from FINRA and qualification by the SEC, as described in the Broker-Dealer Agreement between the Company and Dalmore.

(2)

The amounts shown in the “Proceeds to the Company” column include a deduction of 1% for commissions payable to Dalmore on all the Shares being offered, deduction of $15,000 to Dalmore for consulting and other out of pocket expenses. The amount shown is before deducting other organization and Offering costs to be borne by the Company, including accounting, legal, printing, due diligence, software, marketing, selling and other costs incurred in the Offering of the Shares (See “Use of Proceeds” and “Plan of Distribution”).

(3)

The Shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act for Tier 2 offerings. The Shares are only being issued to purchasers who satisfy the requirements set forth in Regulation A. We have the option in our sole discretion to accept less than the minimum investment.

(4)

The Company and our Director Kris Haber have agreed pursuant to a written advisory agreement that the Company shall pay Kris Haber a commission of (0.6%) on the sale of equity securities by the Company. Mr Haber is associated with a FINRA/SIPC registered broker-dealer. Mr. Haber’s fees are not reflected in offering expenses in this Offering Circular, unless otherwise stated. To the extent that the Company’s officers and directors make any communications in connection with the Offering Circular they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, none of them is required to register as a broker-dealer.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN TEN PERCENT (10%) OF THE GREATER OF YOUR ANNUAL INCOME OR YOUR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A+. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

This Offering Circular contains all of the representations by us concerning this Offering, and no person shall make different or broader statements than those contained herein. Investors are cautioned not to rely upon any information not expressly set forth in this Offering Circular.

The securities underlying this Offering Circular may not be sold until qualified by the Securities and Exchange Commission. This Offering Circular is not an offer to sell, nor soliciting an offer to buy, any Shares in any state or other jurisdiction in which such sale is prohibited.

The Company is following the “Offering Circular” format of disclosure under Regulation A+.

The date of this Draft Preliminary Offering Circular is October 28, 2021

i

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. Please carefully read the information in this Offering Circular and any accompanying offering circular supplements, which we refer to collectively as the Offering Circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date or as of the respective dates of any documents or other information incorporated herein by reference, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

This Offering Circular is part of an Offering Statement that we filed with the SEC using a continuous offering process pursuant to Rule 251(d)(3)(i)(F) under the Securities Act. Periodically, we may provide an offering circular supplement that would add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports that we will file periodically with the SEC. The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to the “Company,” “EnergyX,” “we,” “our,” and “us” refer to the activities of and the assets and liabilities of the business and operations of Energy Exploration Technologies, Inc, a Puerto Rico corporation.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These risk factors include, among other things:

•	The success of our technology will require significant capital resources and acceptance by major industry mining companies in South America and/or other territories;

•	Our limited resources compared to competitors;

•	Our ability to protect our licensed intellectual property and patent rights related to our technology as we develop our business and customer relationships;

•	Our ability to compete and succeed in a highly competitive and rapidly evolving industry;

•	Our limited operating history on which to judge our business plan, technology, and management;

•	Our ability to raise capital and the availability of future financing;

•	Our dependence on key suppliers, partners, and limited customers in the market;

•	The impact of the novel coronavirus (COVID-19) pandemic; and

•	Our ability to maintain key personnel to support our technology development and business development activities.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

iii

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

Energy Exploration Technologies, Inc. (the “Company”, “EnergyX”, “we”, “our”, and “us”) is currently a pre-revenue company formed on December 18, 2018 under the laws of the Department of State of the Government of Puerto Rico, and is headquartered in Dorado, Puerto Rico with laboratory facilities in Austin, Texas. The Company was formed as a renewable energy technology company focused on developing technologies in energy storage and the critical materials that are needed for batteries such as lithium. We have a mission to become a worldwide leader in the global transition to sustainable energy by accelerating and enabling affordability for the broader use of lithium-based energy storage in everyday life.

The Company acquired an option agreement to license certain patent rights over jointly developed technology and related knowledge and methodology completed by the University of Texas, CSIRO, and Monash University in Australia. EnergyX exercised the option agreement and obtained a license for all rights to the original patents. Royalty payments will be required under the license agreement based on a percentage of revenue generated from the licensed patents. In addition to licensed intellectual property, EnergyX has filed several of its own patents, and has over 25 patents, patent applications, or licensed rights to patents.

As of the date of this Offering Circular, EnergyX Founder and CEO, Teague Egan, through entity Egan Global Management, LLC, owns approximately 79% of outstanding Common Stock and Preferred Stock holding a substantial voting interest in the Company. In addition, under our Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws of the Company, the Founder’s Preferred Stock held by Teague Egan carries a voting rights agreement granting those shares fifty (50) votes for each share held in all stockholder actions. As a result, as of the date of this Offering Circular, Teague Egan, holds over 90% of all voting rights of stockholders outstanding. Accordingly, Teague Egan exerts and may continue to exert significant influence over EnergyX and any action requiring the approval of the holders of Common Stock, including the election of directors and amendments to organizational documents, such as increases in authorized shares of Common Stock and approval of significant corporate transactions.

Our mailing address is 1624 Headway Circle #100, Austin, TX 78754. Our website address is www.EnergyX.com. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Offering Circular.

Recent Developments

On April 6, 2021, our Board of Directors and stockholders approved a split of our common and preferred stock which was effective on April 6, 2021. The stock split was completed on a ratio of 3-for-1 share basis. All references to common and preferred shares, options to purchase common stock, restricted stock, warrants, share data, per share data and related information will be retroactively adjusted where applicable in this Offering Circular to reflect the stock split as if it had occurred at the beginning of the earliest period presented. References to “post-split” below are references to the number of our common and preferred shares after giving effect to this split.

Our Business

We are a renewable energy technology company focused on developing technologies in energy storage and the critical materials that are needed for battery production such as lithium. We hope to fundamentally change the way humanity is powering our world and storing clean energy with breakthrough direct lithium extraction technologies and more effective energy storage solutions.

We are developing technologies that allow for more efficient production of lithium, which is one of the main materials in rechargeable batteries used in electric vehicles, as well as the creation of next generation lithium based batteries that are cheaper, longer-lasting, and more energy efficient than current formulations. Our objectives are to make lithium production more efficient, cost effective, and environmentally friendlier than existing conventional methods of production. We are also conducting research focusing specifically on solid-state battery architectures with non-liquid electrolytes as well as pure metallic lithium electrodes. The Company’s goal is to become a premier, low-cost lithium technology provider for the growing lithium battery and electric vehicle industries.

We have developed a Direct Lithium Extraction (“DLE”) technology called LiTAS™ (Lithium-Ion Transport and Separation) to process lithium enriched brines found in certain salt flats across the world. Approximately 50-60% of the world’s lithium production today is sourced from brine resources coming from South America according to Benchmark Mineral Intelligence, a leading data intelligence firm for the minerals and battery supply chain. The northern portion of Chile, the northern portion of Argentina, and the southern part of Bolivia is known as the “Lithium Triangle” as it is projected to hold over 50% of the world’s known lithium deposits. The remaining production of lithium comes from hard rock or clay mining that is mainly completed in Australia, portions of China and other various locations around the world.

We are working on solid state battery electrolyte technology program called SoLiS™ (Solid Lithium Separator) using elements of our core LiTAS™ nanotechnology. Lithium transport through EnergyX proprietary mixed matrix membranes translate to possible application as a solid-state separator inside the battery. Solid state batteries are a transformational extension and optimization of lithium-ion batteries. The fundamental reason solid state is ideal is because it maximizes the energy density of the battery, while lowering the weight, and making it safer.

We believe our technology may have additional applications within the energy storage, mineral extraction or processing of critical minerals being used for battery production. We continue to explore and research other applications as they become aware to us.

Risks Related to Our Business

Our business and our ability to execute our business strategy are subject to a number of risks as more fully described in the section titled “Risk Factors” beginning on page 5. These risks include, among others:

•	The success of our technology will require significant capital resources and acceptance by major industry mining companies in South America and/or other territories;

•	Our limited resources compared to competitors;

•	Our ability to protect our licensed intellectual property and patent rights related to our technology as we develop our business and customer relationships;

•	Our ability to compete and succeed in a highly competitive and quickly evolving industry;

•	Our limited operating history in which to judge our business plan, technology, and management;

•	Our ability to raise capital and the availability of future financing;

•	Our dependence on key suppliers, partners, and limited customers in the market;

•	The impact of the novel coronavirus (COVID-19) pandemic;

•	Our ability to maintain key personnel to support our technology development and business development activities; and

•	Our dependence on significant capital resources and acceptance by major industry mining companies in South America

Our financial statements have been prepared assuming we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Since inception, we have funded our operations with the proceeds received from our Founder, Teague Egan, issuance of common and preferred stock in exempt private placements and through exempt Regulation CF crowdfunding offerings as well as from exempt convertible notes issuances. Our future viability is largely dependent upon our ability to raise additional capital to finance our operations. Our management expects that future sources of funding may include sales of equity, obtaining loans, or other strategic transactions. Although our management continues to pursue these plans, including through this Offering, there is no assurance that we will be successful with this Offering or in obtaining sufficient financing on terms acceptable to us to continue to finance our operations.

REGULATION A+

We are offering our Common Stock pursuant to rules of the SEC mandated under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). These offering rules are often referred to as “Regulation A+.” We are relying upon “Tier 2” of Regulation A+, which allows us to offer and sell up to $75 million in a 12-month period.

In accordance with the requirements of Tier 2 of Regulation A+, we are required to publicly file annual, semiannual, and current event reports with the SEC.

THE OFFERING

Issuer:	Energy Exploration Technologies, Inc., a Puerto Rico corporation.

Shares Offered:	A maximum of 5,000,000 Shares at an offering price of $15.00 per Share.

Number of shares of Common Stock Outstanding before the Offering (1):	22,680,329 shares of Common Stock.

Number of shares of Common Stock to be Outstanding after the Offering (1):	27,680,329 shares of Common Stock if the Maximum Amount of Shares are sold.

Price per Share:	$15.00

Maximum Amount:	5,000,000 Shares for gross proceeds of $75,000,000.

Use of Proceeds	If the Maximum Amount is sold, our net proceeds (after estimated offering expenses and broker-dealer fees and commissions) will be approximately $74,235,000. We will use these net proceeds for demonstration and commercial plant deployment, manufacturing needs, laboratory facility, battery technology, research and development, debt obligations, working capital and general corporate purposes, and such other purposes described in the “Use of Proceeds” section of this Offering Circular.

Risk Factors:	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” starting on page 5

(1)

In addition, there are 7,500,000 shares of Common Stock reserved for issuance under our 2019 Equity Incentive Plan, with 5,370,225 shares of Common Stock issuable pursuant to outstanding awards which will be issuable upon exercise of outstanding awards with exercise prices ranging from $0.03 per share to $8.00 per share and 3,125 shares of Common Stock issuable pursuant to outstanding warrants with a purchase price of $1.00 per share.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Offering Circular, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the price of our shares of Common Stock could decline and you may lose all or part of your investment. See “Cautionary Statement Regarding Forward Looking Statements” above for a discussion of forward-looking statements and the significance of such statements in the context of this Offering Circular.

Risks Related to Our Company

We have little operating history on which to judge our business prospects and management.

The Company was incorporated on December 18, 2018 and has no history of revenues, technology development or commercial operations related to battery materials or lithium and mineral extraction operations. Operating results for future periods are subject to numerous uncertainties and we cannot assure that the Company will achieve or sustain profitability. The Company’s prospects must be considered in light of the risks encountered by companies in the early stage of project development. Future operating results will depend upon many factors, including our success in attracting and retaining motivated and qualified personnel, our ability to establish short term credit lines or obtain financing from other sources such as the contemplated Offering, our ability to develop and market new products, acquire customers, develop extractive technologies, control costs, and other general economic conditions. We cannot assure that the Company will successfully address any of these risks.

Our financial situation creates substantial doubt whether we will continue as a going concern.

Since inception, the Company has not generated revenues, has incurred losses and had an accumulated deficit of $(2,590,552) as of December 31, 2020 and $(3,912,250) as of June 30, 2021. Further, we expect to incur a net loss in the foreseeable future, primarily as a result of increased operating expenses related to the deployment of pilot plants, manufacturing and scaling equipment, and the operations to reach commercial contracts. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain funding from this Offering or additional financing through private placements, public offerings, and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings, and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions represent material uncertainties that may cast substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment.

We will need, but may be unable to obtain, additional funding on satisfactory terms, which could dilute our stockholders or impose burdensome financial restrictions on our business.

We have relied upon a limited number of stockholders to finance our operations to date, and in the future, we hope to rely on revenues generated from operations to fund all of the cash requirements of our activities. However, there can be no assurance that our stockholder’s will continue to finance our operations or that we will be able to generate any significant cash from our operating activities in the future. Future financings may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the Common Stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with such covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose such existing sources of funding and impair our ability to secure new sources of funding. However, there can be no assurance that the Company will be able to generate any investor interest in its securities. In such case, if we do not obtain additional financing, our business will never commence, in which case you would likely lose the entirety of your investment in us.

Upon qualification of our Offering Statement, we will incur increased costs as a result of our Regulation A, Tier 2 public reporting obligations, and our management team will be required to devote substantial time to new compliance initiatives.

Upon qualification of our Offering Statement, we will incur significant legal, accounting and other expenses that we did not incur as a private company. Our management and other personnel would need to devote a substantial amount of time to comply with our reporting obligations. Moreover, these reporting obligations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Failure to develop our internal controls over financial reporting as we grow could have an adverse impact on us.

As our Company matures, we will need to continue to develop and improve our current internal control systems and procedures to manage our growth. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish appropriate controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition, or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to, or report on management’s assessment of our internal controls over financial reporting, may have an adverse impact on the price of our Common Stock.

We may be affected by regulation of our Customers Mining Operations in South American Salars.

EnergyX’s separation technology equipment will be located at our customers operational sites. Our customers operational sites may be located in lithium brine salars near indigenous land with such indigenous people located within a specified distance from our separation technology equipment and our customers operations.

Opposition by any indigenous people or governmental or non-governmental organization that support indigenous people to our customers processing operations may, under certain circumstances, require modification of the development or commercial operation of our separation technology equipment and related processing projects. Opposition from such entities to future customer operations may require our customers to spend significant amounts of time and resources to enter into agreements with such indigenous groups or local governments with respect to their projects and mineral extraction operations, and securing necessary agreements or licenses and permits, in some cases, may cause increased cost and delays to the advancement of our installed separation technology.

Risks Related to our Business

Significant long-term changes in the battery storage and electric vehicle space could adversely impact our business.

The battery storage and electric vehicle landscape is evolving at an increasingly fast pace as a result of factors including new dynamic start-up entrants, significant research and development, technology advancements, industry consolidation, climate change awareness and climate change activism. The battery storage and electric vehicle landscape is changing rapidly with new start-up entities working in the industry. These start-up operations, as well as long time industry incumbent operations, will impact the pace of change and direction of the industry to meet customer demand. These start-ups have been able to attract significant capital in the United States and foreign markets to expand the time and resources spent on research and development in this industry. The capital resources are being supplied from venture capital markets as well as from long time industry players that are investing in new technology to gain a competitive advantage. The change from the internal combustion engine (“ICE”) to electric vehicles (“EV”) has placed market and competitive pressure on the major automotive industry players. This competitive pressure has resulted in mergers and acquisition for new technology and innovation. It is expected that the industry will continue to see consolidation of these smaller start-up players as the market recognizes the technology shift and acceptance of the transition away from ICE to EV. Some of these major industry players and competitors have greater total resources or are state-supported, which make them less vulnerable to industry downturns and better positioned to pursue new expansion and development opportunities. The advancement and adoption of technology and innovations in battery storage and EV markets, and across the value chain, has increased and is expected to further accelerate as pressures from consumer preference and governments evolve. While the battery storage and electric vehicle space seemingly has exponential demand for the coming decades, that demand wane and those projections may shift. Long term projections rarely prove correct, and a variety of factors including but not limited to less battery demand than projected could adversely impact the demand for lithium, and thus the demand for EnergyX products, services, and technology.

The prospective impact of potential climate change on our operations and those of our customers remains uncertain. Some scientists have suggested that the impacts of climate change could include changing rainfall patterns, water shortages, changing sea levels, changing storm patterns and intensities, and changing temperature levels, and that these changes could be severe. These impacts could vary by geographic location. These factors as well as other factors affecting long-term demand for battery storage and EV could adversely impact our strategy, demand for critical battery materials including lithium and financial performance.

Shifting global dynamics may result in a prolonged delay in the transition to battery storage and electric vehicle adoption.

Global macro-economic conditions and shifting dynamics, including trade tariffs and restrictions, increased price competition, or a significant change in production or consumption trends, could lead to a sustained environment of reduced demand for critical material related to battery storage and electric vehicles. The battery storage and electric vehicle market is subject to intense price competition from both domestic and foreign sources, including state-owned and government-subsidized entities. Critical minerals including lithium carbonate and lithium hydroxide used to produce batteries for energy storage and for EV’s are a global commodity with little or no product differentiation, and customers make their purchasing decisions principally on the basis of delivered price and, to a lesser extent, on customer service and product quality. Supply is affected by available capacity and operating rates, raw material costs and availability, government policies and global trade. Periods of high demand, high capacity utilization, and increasing operating margins tend to result in investment in production capacity, which may cause supply to exceed demand and capacity utilization and realized selling prices for these critical materials to decline, resulting in possible reduced profit margins. Competitors and potential new entrants in the markets for the critical minerals have in recent years expanded capacity, begun construction of new capacity, or announced plans to expand capacity or build new facilities. The extent to which current global or local economic and financial conditions changes in such conditions or other factors may cause delays or cancellation of some of these ongoing or planned projects, or result in the acceleration of existing or new projects, is uncertain. Future growth in demand for our products may not be sufficient to absorb excess industry capacity. We are impacted by global market and economic conditions that could adversely affect demand for critical battery related minerals or increase prices for, or decrease availability of, energy and other resources necessary to produce these minerals.

Additional shifting global dynamics may include rising incomes in developing countries, the relative value of the US dollar and its impact on the importation of critical minerals and battery related material, foreign mining policies, the existence of, or changes in, import or foreign currency exchange barriers in certain foreign markets and other regulatory policies of foreign governments, trade wars and measures taken by governments which may be deemed protectionist, as well as the laws and policies affecting foreign trade and investment. Furthermore, some customers require access to credit to purchase mining and processing equipment and a lack of available credit to customers in one or more countries, due to this deterioration, could adversely affect the demand and supply markets across the world.

We will face risks associated with conducting business with counterparties in South America.

The salt flats containing brine with significant concentration of lithium are located in South America primarily in Chile, Argentina and Bolivia. As a result, our operations are exposed to various levels of geopolitical, economic and other risks and uncertainties associated with operating in a foreign jurisdiction. These risks and uncertainties include, but are not limited to, currency exchange rates; corruption; price controls; import or export controls; currency remittance; high rates of inflation; labor unrest; renegotiation or nullification of existing permits, applications and contracts; tax disputes; changes in tax policies; restrictions on foreign exchange; changing political conditions; community relations; currency controls; and governmental regulations that may require the awarding of contracts of local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Changes, if any, in mining or investment policies or shifts in political attitudes in these South American countries or other countries in which the Company may conduct business, may adversely affect the operations of the company. The Company may become subject to local political unrest or poor community relations that could have a debilitating impact on operations and, at its extreme, could result in damage and injury to personnel and site infrastructure.

Failure to comply with applicable laws and regulations may result in enforcement actions and include corrective measures requiring capital expenditures, installing of additional equipment or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Risks Related to Brine Processing and Mining Operations

We are subject to political risk in non-US jurisdictions.

We may be subject to political and geopolitical risks. The stability of the foreign governments that EnergyX will conduct its primary operations are uncertain due to ongoing elections, political unrest, corruption, outside foreign influence, changing geo-political action, and the need and priorities of its citizens. Changes in the political environment and stability of the government officials may adversely impact our ability to continue operations, the pricing and margins achieved from those operations, and our ability to continue operations on an ongoing basis. EnergyX’s operations may be based on contracts or agreements signed with the foreign governments or its state-owned operators that could be renegotiated or terminated with a change in the controlling political party that would adversely affect our operations, revenue, and profit margins to be achieved in the future.

We may be subject to Currency Rate Risk.

We may be subject to currency risks. EnergyX’s reporting currency is the dollar of the United States of America, which is exposed to fluctuations against other currencies. EnergyX’s primary operations are located in three South American countries being Chile, Argentina, and Bolivia where expenditures and obligations are incurred in the country’s local currency. As such, EnergyX results of operations are subject to foreign currency fluctuation risks, and such fluctuations may adversely affect the financial position and operating results of EnergyX. EnergyX has not undertaken to mitigate transactional volatility in the United States dollar to these foreign currencies at this time. EnergyX may, however, enter into foreign currency forward contracts in order to match or partially offset existing currency exposures and contract for payment is US currency to limit its ongoing exposure to foreign currency fluctuations.

Our business is subject to government regulation and policy over which we have no control.

Our operations and our lithium production customers are subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, including plant and animal species, and more specifically including mining taxes and labor standards. In order for the Company to carry out its activities, its and its customers various licenses and permits must be obtained and kept current. There is no guarantee that these licenses and permits will be granted, or that once granted will be maintained and extended. In addition, the terms and conditions of such licenses or permits could be changed and there can be no assurances that any application to renew any existing licenses will be approved. There can be no assurance that all permits that EnergyX requires will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that EnergyX has obtained, could have a material adverse impact on the Company. EnergyX may be required to contribute to the cost of providing the required infrastructure to facilitate the development of lithium resources and will also have to obtain and comply with permits and licenses that may contain specific conditions concerning operating procedures, water use, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that EnergyX or its customers will be able to comply with any such conditions and non-compliance with such conditions may result in the loss of certain of permits and licenses on properties, which may have a material adverse effect on EnergyX. Future taxation of lithium producers and mining operators cannot be predicted with certainty so planning must be undertaken using present conditions and best estimates of any potential future changes. There is no certainty that such planning will be effective to mitigate adverse consequences of future taxation on the Company.

Unpredictable events, such as the COVID-19 outbreak, could seriously harm our future revenues and financial condition, delay our operations, disrupt supply chains, increase our costs and expenses, and affect our ability to raise capital.

Our operations could be subject to unpredictable events, such as extreme weather conditions, acts of God and medical epidemics or pandemics such as the COVID-19 outbreak, and other natural or manmade disasters or business interruptions, for which we may not be adequately self-insured. We do not carry insurance for all categories of risk that our business may encounter. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. Additionally, COVID-19 has caused significant disruptions to the global financial markets, which could impact our ability to raise additional capital. The ultimate impact on us and the battery minerals mining industry and electric vehicle sector is unknown, but our operations and financial condition could suffer in the event of any of these types of unpredictable events. Further, any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our business, results of operations, financial condition and cash flows.

Our business and operations are affected by global financial conditions.

Recent global financial conditions have been characterized by increased volatility and limited access to public financing, particularly for junior mineral exploration companies. The matters could negatively impact our ability to obtain equity or debt financing in the future on terms favorable to the Company or at all. If such conditions continue, our operations could be negatively impacted.

Our business and operations are affected by the commodities markets.

The future revenue generated from EnergyX’s technology, its financial results, and its access to the capital required to finance its research and development and operating activities may in the future be adversely affected by declines in the price of lithium carbonate and lithium hydroxide and other lithium materials in the world market. Mineral prices fluctuate widely and are affected by numerous factors beyond the Company’s control such as the sale or purchase of minerals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation of global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use and importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. If these or other factors continue to adversely affect the price of lithium carbonate, lithium hydroxide and other battery grade lithium materials, the market price of EnergyX securities may decline and the Company’s operations may be materially and adversely affected.

The battery mineral market is subject to fluctuation and availability of commercial quantities.

The market for battery minerals is influenced by many factors beyond the Company’s control, including without limitation the supply and demand for minerals, the sale or purchase of battery grade materials by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. In addition, the battery grade materials and lithium minerals industry in general is intensely competitive and there is no assurance that, even if apparently commercial quantities and qualities of minerals (such as lithium) are discovered, a market will exist for their profitable sale. Commercial viability of mineral deposits may be affected by other factors that are beyond the control of EnergyX, including the particular attributes of the deposit such as its size, quantity and quality, the cost of mining and processing, proximity to infrastructure, the availability of transportation and sources of energy, financing, government legislation and regulations including those relating to prices, taxes, royalties, land tenure, land use, import and export restrictions, exchange controls, restrictions on production, and environmental protection. It is impossible to assess with certainty the impact of various factors that may affect commercial viability such that any adverse combination of such factors may result in EnergyX not receiving an adequate return on invested capital or having its mineral technology projects be rendered uneconomic.

Estimates of Mineral Resources are Uncertain.

Lithium and mineral resource estimates completed by our customers at the various mining location are largely based upon estimates made by customer personnel and independent geologists and qualified persons. These estimates are inherently subject to uncertainty and are based on geological interpretations and inferences drawn from drilling results and sampling analyses, and may require revision based on further exploration or development work. The estimation of lithium and mineral resources may be materially affected by unforeseen geological circumstances including but not limited to environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues. As a result of the foregoing, there may be material differences between actual and estimated mineral reserves, which may impact the viability of the Company’s revenue estimates and have a material impact on EnergyX.

Production processing can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, and unusual or unexpected and work interruptions. Any material change in quantity of mineral resources, mineral reserves, and grade, may also affect the economic viability of any project undertaken by EnergyX. In addition, there can be no assurance that mineral recoveries in small scale, and/or pilot laboratory tests will be duplicated in a larger scale test under on-site conditions or during full production. To the extent that EnergyX is unable to process brine resources as expected and estimated, the Company’s business may be materially and adversely affected.

We may not maintain adequate insurance for our needs.

The Company’s business is generally subject to a number of risks and hazards including but not limited to adverse environmental conditions, industrial accidents, labor disputes, unusual or unexpected work conditions, changes in the regulatory environment, natural phenomena such as inclement weather conditions, and floods and earthquakes. Such occurrences could result in damage to mineral processing equipment, technology, and/or production facilities, personal injury or death, environmental damage to the Company’s properties or the properties of others, monetary losses and possible legal liability.

Although EnergyX may maintain insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance will not cover all the potential risks associated with its operations. EnergyX may also be unable to maintain insurance in certain territories to cover these risks at economically feasible premiums.

Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of processing and production is not generally available to EnergyX or to other companies in the mining industry on acceptable terms. The Company might also become subject to liability for pollution or other hazards which it may not be insured against or which EnergyX may elect not to insure against because of premium costs or other reasons. Losses from these events may cause EnergyX to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

We will be required to make significant expenditures related to health, safety and community relations.

The Company’s operations are subject to various health and safety laws and regulations that impose various duties on the Company in respect of its operations, relating to, among other things, worker safety and the surrounding communities. These laws and regulations also grant the relevant authorities broad powers to, among other things, close unsafe operations and order corrective action relating to health and safety matters. The costs associated with the compliance with such health and safety laws and regulations may be substantial and any amendments to such laws and regulations, or more stringent implementation thereof, could cause additional expenditure or impose restrictions on, or suspensions of, EnergyX’s operations. The Company expects to make significant expenditures to comply with the extensive laws and regulations governing the protection of the environment, waste disposal, worker safety, site development and protection of endangered and other special status species, and, to the extent reasonably practicable, to create social and economic benefit in the surrounding communities near the Company’s operational locations, but there can be no guarantee that these expenditures will ensure EnergyX’s compliance with applicable laws and regulations and any non-compliance may have a material and adverse effect on EnergyX.

We are subject to Environmental Regulations and Risks.

Our activities are subject to extensive federal, state, and local laws and regulations governing environmental protection and employee health and safety. Environmental legislation is evolving in a manner that is creating stricter standards, while enforcement, fines and penalties for non-compliance are more stringent. The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of operations. Furthermore, any failure to comply fully with all applicable laws and regulations could have significant adverse effects on the Company, including the suspension or cessation of operations.

The current and future operations of the Company, including development and processing activities, are subject to extensive federal, state and local laws and regulations governing environmental protection, including regarding protection and remediation of processing sites and other matters. Activities at the site locations where the Company operates may give rise to environmental damage and create liability for the Company for any such damage or any violation of applicable environmental laws. To the extent the Company is subject to environmental liabilities, the payment of such liabilities or the costs that the Company may incur to remedy environmental pollution would reduce otherwise available funds and could have a material adverse effect on the Company. If EnergyX is unable to fully remedy an environmental problem, it might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential exposure may be significant and could have a material adverse effect on the Company’s operations. EnergyX intends to minimize risks by taking steps to ensure compliance with environmental, health and safety laws and regulations and operating to applicable environmental standards.

Many of the local, state, and federal environmental laws and regulations may require the Company to obtain licenses for its activities. The Company may need to update and review its licenses from time to time and could be subject to environmental impact analyses and public review processes prior to approval of new activities. EnergyX can make no assurance that it will be able to maintain or obtain such required environmental and social licenses on a timely basis, if at all.

In addition, it is possible that future changes in applicable laws, regulations and authorizations or changes in enforcement or regulatory interpretation could have a significant impact on the Company’s activities. Those risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond the Company’s or its subsidiaries’ financial capabilities.

We are engaged in a competitive industry environment.

The battery material development and electric vehicle industry is highly competitive in all of its phases, both domestically and internationally. Our ability to acquire customers and develop and implement its technology at lithium and mineral resource processing sites in the future will depend not only on its ability to develop its present technology, but also on its ability to scale its pilot facilities to commercial operations, and continue to supply its separation technology that enhances selective mineral extraction. The Company may be at a competitive disadvantage in acquiring its customers because it must compete with other entities and companies, many of which have greater financial resources, operational experience and technical capabilities than EnergyX. The Company may also encounter competition from other mining and extractive mineral companies in its efforts to hire experienced operating and technical professionals. Competition could adversely affect the Company’s ability to attract necessary funding or acquire suitable customers for future profitable operations. Competition for services and equipment could result in delays if such services, contracts, or equipment cannot be obtained in a timely manner due to inadequate availability and could also cause scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment. Any of the foregoing effects of competition could materially increase project development costs and/or construction costs, result in project and technology deployment delays, and generally and adversely affect EnergyX and its business and prospects.

We may be subject to risks related to our acquisition and integration of those acquisitions which may not be successful.

From time to time, it can be expected that EnergyX will examine opportunities to acquire additional technology, processing capabilities, and/or assets and businesses. Any acquisition that EnergyX may choose to complete may be of a significant size, could require significant attention by the Company’s management, may change the scale of the Company’s business and operations, and may expose EnergyX to new geographic, political, operating, financial, and country risks. The Company’s success in its acquisition activities depends upon its ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition, and integrate the acquired operations successfully with those of EnergyX. Any acquisitions would be accompanied by risks. There can be no assurance that EnergyX would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions, that EnergyX would be able to successfully integrate the acquired business into the Company’s pre-existing business, or that any such acquisition would not have a material and adverse effect on EnergyX.

Our Stockholders are subject to dilution.

If we are successful in raising the Maximum Offering, we believe with the net proceeds from this Offering that we are adequately financed to carry out our technology and development plans in the near term and to reach a commercial construction decision. However, financing the development of processing operation through to commercial production will be expensive and we may require additional capital to fund large commercial construction and development, technology programs, and potential acquisitions. We cannot predict the size of future issuances of Company shares, the issuance of debt instruments or other securities convertible into Company shares in connection with any such financing, or the issuance of options to Company employees to add key members to the team. Likewise, EnergyX cannot predict the effect, if any, that future issuances and sales of EnergyX securities will have on the market price of such shares. If EnergyX raises additional funds by issuing additional equity securities, such financing may substantially dilute the interests of existing stockholders. Sales of substantial numbers of Company shares, or the availability of such Company shares for sale, could adversely affect prevailing market prices for EnergyX securities and a securityholder’s interest in EnergyX.

Our business may be adversely affected by climate change and climate change regulations.

Climate change could have an adverse impact on the Company’s operations. The potential physical impacts of climate change on the operations of EnergyX are highly uncertain, and would be particular to the geographic circumstances in areas in which it operates. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These changes in climate could have an impact on the cost of development or processing production on the Company’s projects and customer contracts and adversely affect the financial performance of its operations.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on the business of EnergyX. A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to climate change and its potential impacts. Legislation and increased regulation regarding climate change could impose significant costs on EnergyX, its customers and its suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs to comply with such regulations. Any adopted climate change regulations could also negatively impact the Company’s ability to compete with companies situated in areas not subject to such regulations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, EnergyX cannot predict how legislation and regulation will affect its financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by EnergyX or other companies in the natural resources industry could harm the reputation of EnergyX.

If we become involved in litigation, our operations and prospects may be adversely affected.

We may become involved in disputes with other parties in the future which may result in litigation. The results of litigation cannot be predicted with certainty. If EnergyX is unable to resolve potential disputes favorably, it may have a material adverse impact the ability of EnergyX to carry out its business plan.

We are heavily reliant on key personnel.

The Company’s technology development, customer acquisition, and commercial implementation will depend on the efforts of key management including our founder and CEO Teague Egan and other key personnel. Loss of any of these people, particularly to competitors, could have a material adverse effect on the Company’s business. Further, with respect to the future development of the Company’s technology and products, it may become necessary to attract both international and local personnel for such development. The marketplace for key skilled personnel is becoming more competitive, which means the cost of hiring, training and retaining such personnel may increase. Factors outside the Company’s control, including competition for human capital and the high level of technical expertise and experience required to execute this development, will affect EnergyX’s ability to employ the specific personnel required. Due to the relatively small size of EnergyX, the failure to retain or attract a sufficient number of key skilled personnel could have a material adverse effect on the Company’s business, results of future operations and financial condition. Moreover, EnergyX does not currently intend to take out ‘key person’ insurance in respect of any directors, officers or other employees.

We are subject to liquidity risk.

Liquidity risk arises through the excess of financial obligations due over available financial assets at any point in time. The Company’s objective in managing liquidity risk will be to maintain sufficient readily available cash reserves and credit in order to meet its liquidity requirements at any point in time. As EnergyX does not currently have revenue and is not expected to have revenue in the foreseeable future, EnergyX will be reliant upon debt and equity financing to mitigate liquidity risk. The total cost and planned timing of acquisitions and/or other development or construction projects is not currently determinable, and it is not currently known precisely when

EnergyX will require external financing in future periods. There is no guarantee that external financing will be available on commercially reasonable terms, or at all, and the Company’s inability to finance future development and acquisitions would have a material and adverse effect on EnergyX and its business and prospects.

Risks Related to Our Financial Position and Need for Capital

Even if this Offering is successful, we will need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

We estimate that the proceeds from this Offering will be up to $75,000,000, assuming an offering price of $15.00 per share and the maximum sale of 5,000,000 shares of common stock, before deducting offering expenses payable by us. We expect that if the maximum sale of shares is achieved, the net proceeds from this Offering will be sufficient to fund our current operations for at least the next twenty-four months. However, (a) we may not achieve the maximum sale of 5,000,000 shares, and/or (b) our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements, or a combination of these approaches. In any event, we will most likely require additional capital to obtain regulatory approval for, and to commercialize, our product candidates. Raising funds in the current or future economic environments may present additional challenges. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop technology and commercialize our product and commercial processing facilities. To that extent, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities may dilute our existing stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights, and other operating restrictions that could adversely impact our ability to conduct our business.

We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than would be desirable. In such a case, we may be required to relinquish rights to some of our technologies or product candidate or agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results, and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidate or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Investors in this offering will incur immediate dilution from the offering price.

Because the price per share of the Company being offered is higher than the book value per share of the Company, investors will suffer immediate dilution in the net tangible book value of the Company purchased in this offering. Assuming an offering price of $15.00 per share and all 5,000,000 Shares are sold for gross proceeds of $75,000,000, investors purchasing Common Stock in this Offering will contribute up to 84% of the total amount invested by stockholders since inception but will only own 18% of the shares of Common Stock outstanding. See “Dilution” on page 20 for a more detailed description of the dilution to new investors in the Offering.

This offering does not require a minimum funding to close.

We do not have a minimum capitalization and we may use the proceeds from this Offering immediately following our acceptance of the corresponding subscription agreements and funding. We do not have any track record for self-underwritten Regulation A+ offerings and there can be no assurance we will sell the Maximum Offering or any other amount. It is possible we may only raise a minimum amount of capital, which could leave us with insufficient capital to implement our business plan, potentially resulting in greater operating losses unless we are able to raise the required capital from alternative sources. There is no assurance that alternative capital, if needed, would be available on terms acceptable to us, or at all.

Risks Related to Our Common Stock

Our executive officers, directors, major stockholder and their respective affiliates will continue to exercise significant control over our Company after this Offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

Immediately following the completion of this Offering, and disregarding any shares of Common Stock that are purchased in this Offering, if any, the existing holdings of our Founder and CEO will represent beneficial ownership, in the aggregate, of approximately 70% of our outstanding Common Stock, assuming we issue the number of shares of Common Stock as set forth on the cover page of this Offering Circular. Please see “Security Ownership of Management and Certain Security Holders” on page 43 for more information. As a result, the Founder and CEO will be able to influence our management and affairs, and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets. The Founder and CEO acquired these shares of Common Stock for substantially less than the price of the shares of Common Stock being acquired in this Offering. In addition, this concentration of ownership might affect the market price of our Common Stock by:

•	Delaying, deferring or preventing a change of control of the Company;

•	Impending a merger, consolidation, takeover or other business combination involving the Company; or

•	Discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company

We have broad discretion in how we use the proceeds of this Offering and may not use these proceeds effectively, which could affect our results of operations and cause our Common Stock price to decline.

We will have considerable discretion in the application of the net proceeds of this Offering. We intend to use the net proceeds from this Offering to fund our business strategy, including without limitation, new and ongoing research and development expenses, offering expenses, working capital, and other general corporate purposes, which may include funding for the hiring of additional personnel. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this Offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.

There is no existing market for our Common Stock, and investors cannot be certain that an active trading market will ever exist or a specific share price will be established.

Prior to this Offering, there has been no public market for shares of our Common Stock. We cannot predict the extent to which investor interest in our Company will lead to the development of a trading market or how liquid that market might become. The Offering price for the shares of our Common Stock has been arbitrarily determined by the Company and may not be indicative of the price that will prevail in any trading market following this Offering, if any. The market price for our Common Stock may decline below the Offering price, and our stock price is likely to be volatile.

We will use our best efforts to list our Common Stock for trading on a securities exchange however it is uncertain when our Common Stock will be listed on an exchange for trading, if ever.

There is currently no public market for our Common Stock and there can be no assurance that one will ever develop. Our Board of Directors may take actions necessary to list our Common Stock on a national securities exchange, such as the New York Stock Exchange, the Nasdaq Stock Exchange, the Toronto Stock Exchange or the London Stock Exchange among others, however such a listing is not guaranteed. As a result, our Common Stock sold in this Offering may not be listed on a securities exchange for an extended period of time, if at all. If our Common Stock is not listed on an exchange it may be difficult to sell or trade in our Common Stock shares.

If our stock price become publicly traded and fluctuates after the Offering, you could lose a significant part of your investment.

The market price of our Common Stock, if it were traded, could be subject to wide fluctuations in response to, among other things, the risk factors described in this section of this Offering Circular, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our Common Stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

After the completion of this Offering, we may be at an increased risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because extractive mineral processing and battery material related companies have experienced significant stock price volatility in recent years. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

We do not intend to pay dividends on our Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Stock.

We have never declared or paid any cash dividend on our Common Stock and do not currently intend to do so in the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation, and expansion of our business, and do not anticipate declaring or paying any cash dividends in the foreseeable future. Therefore, the success of an investment in shares of our Common Stock will depend upon any future appreciation in their value. There is no guarantee that shares of our Common Stock will appreciate in value or even maintain the price at which they are purchased.

We may terminate this Offering at any time during the Offering Period

We reserve the right to terminate this Offering at any time regardless of the number of Shares sold. In the event that we terminate this Offering at any time prior to the sale of all of the Shares offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by the Company and no funds will be returned to subscribers.

Risks Related to Our Intellectual Property

If we are unable to protect our intellectual property rights or if our intellectual property rights are inadequate for our technology and product candidates, our competitive position could be harmed.

Our commercial success will depend in large part on our ability to obtain and maintain patent and other intellectual property protection in South America, the United States, and other countries with respect to our proprietary technology and products. We rely on trade secret, patent, copyright and trademark laws, and confidentiality and other agreements with employees and third parties, all of which offer only limited protection. We seek to protect our proprietary position by filing and prosecuting patent applications in the US and abroad related to our technologies and products that are important to our business.

The patent positions are highly uncertain, involve complex legal and factual questions, and may be subject of much litigation. As a result, the issuance, scope, validity, enforceability, and commercial value of our patents are highly uncertain. The steps we have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, both inside and outside South America and the US. Our pending applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until patents are issued from such applications. Further, the examination process may require us to narrow the claims for our pending patent application, which may limit the scope of patent protection that may be obtained if these applications are issued. We do not know whether the pending patent applications for any of our separation technology and process application and characteristics will result in the issuance of any patents that protect our technology or products, or if any of our issued patents will effectively prevent others from commercializing competitive technologies and products. The rights that may be granted under future issued patents may not provide us with the proprietary protection or competitive advantages we are seeking. If we are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection obtained is not sufficient, our competitors could develop and commercialize technology and products similar or superior to ours, and our ability to successfully commercialize our technology and products may be adversely affected. It is also possible that we will fail to identify patentable aspects of inventions made in the course of our development and commercialization activities before it is too late to obtain patent protection on them.

Because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, our issued patents may be challenged in the courts or patent offices in the US and abroad. Any granted patents may be subjected to further post-grant proceedings that could limit their scope or enforceability. Claims that are amended during post-grant proceedings may not be broad enough to provide meaningful protection, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection for our technology and products. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the US and other jurisdictions are typically not published until 18 months after filing. Therefore, we cannot be certain that we were the first to make the inventions claimed in our pending patent application, or that we were the first to file for patent protection of such inventions.

Protecting against the unauthorized use of our patented technology, trademarks and other intellectual property rights is expensive, difficult, and may in some cases not be possible. In some cases, it may be difficult or impossible to detect third-party infringement or misappropriation of our intellectual property rights, even in relation to issued patent claims, and proving any such infringement may be even more difficult.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The US Patent and Trademark Office (USPTO) and various foreign national or international patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. Periodic maintenance fees on any issued patent are due to be paid to the USPTO and various foreign national or international patent agencies in several stages over the lifetime of the patent. While an inadvertent lapse can in certain cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of patent rights include, but are not limited to, failure to timely file national and regional stage patent applications or continuing applications thereof, based on our international patent applications, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our product candidates, our competitors might be able to enter the market, which would have a material adverse effect on our business.

EnergyX may become subject to claims by third parties asserting that we or our employees have misappropriated their intellectual property or claiming ownership of what we regard as our own intellectual property.

Our commercial success depends upon our ability to develop, manufacture, market and sell our product candidates, and to use our related proprietary technologies without violating the intellectual property rights of others. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our product candidates, including interference or derivation proceedings before the USPTO. Third parties may assert infringement or post grant invalidation claims against us based on existing patents or patents that may be granted in the future. If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue commercializing our product candidates. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Under certain circumstances, we could be forced, including by court order, to cease commercializing the applicable product candidate. In addition, in any such proceeding or litigation, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Any claims by third parties that we have misappropriated their confidential information or trade secrets could have a similar negative impact on our business.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful and have a material adverse effect on the success of our business.

Competitors may infringe our patents or misappropriate or otherwise violate our intellectual property rights. To counter infringement or unauthorized use, litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our own intellectual property rights or the proprietary rights of others. Also, third parties may initiate legal proceedings against us to challenge the validity or scope of intellectual property rights we own. These proceedings can be expensive and time consuming. Many of our current and potential competitors have the ability to dedicate substantially greater resources to defend their intellectual property rights than we can. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. Litigation could result in substantial costs and diversion of management resources, which could harm our business and financial results. In addition, in an infringement proceeding, a court may decide that a patent owned by us is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents throughout the world would be prohibitively expensive. Therefore, we have filed applications and/or obtained patents only in key markets such as the US, EU, South America and selected other countries. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may be able to export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as that in the US. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. As a result, proceedings to enforce our patent rights in certain foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business and could be unsuccessful.

DILUTION

As of the date of this Offering Circular, an aggregate of 22,680,329 shares of our Common Stock are outstanding. In addition, there are 7,500,000 shares of Common Stock reserved for issuance pursuant to outstanding awards granted under our 2019 Equity Incentive Plan, with exercise prices ranging from $0.03 to $8.00 per share. Future awards could be issued at per share prices above or below the Offering Price.

All Common Stock and share amounts provided therein reflect the 3-for-1 stock split authorized by the Board of Directors on April 6, 2021, presented on a retroactive basis to prior historical financial statements.

If you purchase Shares in this Offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this Offering and the net tangible book value per share of our Common Stock after this Offering.

Our net tangible book value as of June 30, 2021 was $6,862,720 million or $0.30 per share based on 22,573,446 outstanding shares of Common Stock as of June 30, 2021. Net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

If the Maximum Amount of $75,000,000 is raised in this Offering, after deducting approximately $765,000 in Offering expenses, our pro forma net tangible book value at June 30, 2021 would be approximately $81,097,717 million or $2.94 per share. This amount represents an immediate increase in pro forma net tangible book value of $2.64 per share to our existing stockholders as of June 30, 2021, and an immediate dilution in pro forma net tangible book value of approximately $12.06 per share to investors purchasing Shares in this Offering.

The following table illustrates the per share dilution to investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the Shares offered for sale in this Offering (after deducting our estimated offering expenses of $765,000, $572,500, $390,000 and $202,500, respectively as of June 30, 2021:

Funding Level	$74,235,000	$55,672,500	$37,110,000	$18,547,500
Offering Price	$15.00	$15.00	$15.00	$15.00
Net tangible book value per Share at June 30, 2021	$0.30	$0.30	$0.30	$0.30
Increase per Share attributable to existing investors in this Offering	$2.64	$2.08	$1.45	$0.77
Proforma net tangible book value per Share after Offering at June 30 , 2021	$2.94	$2.38	$1.75	$1.07
Dilution to investors purchasing Share in the Offering	$12.06	$12.62	$13.25	$13.93

PLAN OF DISTRIBUTION

The Shares are being offered by us on a “best-efforts” basis. There is no aggregate minimum to be raised in order for the Offering to become effective and therefore the Offering will be conducted on a “rolling basis.” This means we are entitled to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, including, without limitation, research and development expenses, offering expenses, working capital, general corporate purposes, repayment of debt (if any) and, prior to our use of the proceeds, other uses, including short-term, interest-bearing investments, as more specifically set forth in the “Use of Proceeds” starting on page 22.

The Offering may be made, in management’s discretion, directly to investors by the Company’s management on a “best efforts” basis. We reserve the right to offer the Shares through broker-dealers who are registered with FINRA/SIPC. The Company has engaged Dalmore, a broker-dealer registered with the SEC and a member of FINRA/SIPC to perform administrative compliance and related broker-dealer services in connection with this Offering including the review of investor information including KYC (Know Your Customer) data, AML (Anti-Money Laundering) and other compliance checks and review of subscription agreements and investor information. The Company has agreed to pay Dalmore a commission equal to 1% of the amount raised in the Offering to support the Offering on all invested funds after the issuance of a No Objection Letter by FINRA. In addition, the Company has paid Dalmore a one-time advance set up fee of $5,000 to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Dalmore, such as, among other things, preparing the FINRA filing. Dalmore will refund any fee related to the advance to the extent it is not used, incurred or provided to the Company. In addition, the Company will pay a one time $10,000 consulting fee that will be due immediately after FINRA issues a No Objection Letter.

Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. None of our officers or directors are subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. We have entered into an agreement with one of our Directors to assist in raising capital for the Company. The Director is entitled to be compensated with a commission of 0.6% on all equity transactions. This Director will earn a commission as part of this Offering. This Director is also associated with a broker or dealer and earned commissions on previous equity transactions. At the end of the Offering, our officers or directors will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Our officers or directors will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii) except that for securities issued pursuant to rule 415 under the Securities Act, the 12 months shall begin with the last sale of any security included within one rule 415 registration.

No Selling Securityholders

No securities are being sold for the account of securityholders. All net proceeds of this Offering will go to the Company.

Offering Period and Expiration Date

This Offering will start on or after the date on which the Offering Statement is qualified by the SEC, and will terminate at our discretion or, on the Termination Date.

Procedures for Subscribing

When you decide to subscribe for Shares in this Offering, you should:

1. Electronically receive, review, execute and deliver to us a subscription agreement; and

2. Deliver funds directly to the specified account maintained by us or our escrow agent, as set out in the subscription agreement and any related instructions.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement after a potential investor has had the opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to the relevant investor, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares and warrants subscribed at closing. Once a subscription agreement is submitted and accepted, it may not be revoked and/or changed and subscription funds will not be returned. All accepted subscription agreements are irrevocable.

USE OF PROCEEDS

If the Maximum Amount is sold in the Offering pursuant to this Offering Circular, our net proceeds (after our estimated offering expenses, broker-dealer fees and commissions of approximately $765,000) are expected to be approximately $74,235,000. The estimate of the budget for Offering costs is an estimate only and the actual Offering costs may differ. The following table represents management’s best estimate of the uses of the net proceeds received from the sale of the Shares assuming the sale of, respectively, 100%, 75%, 50% and 25% of Shares offered for sale in this Offering.

	Percentage of Offering Sold
	100%	75%	50%	25%
Demonstration Plant and Commercial Deployment	$22,000,000	16,000,000	9,500,000	4,000,000
Membrane Manufacturing	10,000,000	10,000,000	5,000,000	5,000,000
Laboratory Facility and Battery Technology	15,000,000	9,000,000	6,500,000	3,000,000
Research and Development	7,000,000	5,000,000	5,000,000	1,500,000
General and Administration	20,235,000	15,672,500	11,110,000	5,047,500
Total	$74,235,000	$55,672,500	$37,110,000	$18,547,500

EnergyX is a pre-revenue company that began development efforts in December 2018. Our plan of operations for the next few years includes deploying pilot plants in South America in 2021, transitioning the pilot plants into Demonstration facilities in 2022 and then installing Commercial facilities at either the end of 2022 or 2023. We have successfully built three pilot plants that are in the process of deploying to South America mining operators for continuous testing over a minimum longer duration in the field than have been tested in our laboratories. If these pilot facilities are successful, we will seek to install our Demonstration facilities on site to provide our customers operating conditions at commercial size and standard to avoid pending scale up risk requirements transitioning to full commercial operations.

We believe that the successful deployment of commercial scale operations with one or more major mining company in South America will provide market acceptance of our technology and approach that will allow us additional customer and market penetration.

The amounts set forth above are our current estimates for such development, and we cannot be certain that actual costs will not vary from these estimates. This expected use of the net proceeds from this Offering represents our intentions based upon our current financial condition, results of operations, business plans and conditions. Our management has significant flexibility and broad discretion in applying the net proceeds received in this Offering, including the repayment of any indebtedness. We cannot assure that our assumptions, expected costs and expenses, and estimates will prove to be accurate or that unforeseen events, problems or delays will not occur that would require us to seek additional debt and/or equity funding, which may not be available on favorable terms, or at all. See “Risk Factors” starting on page 5.

The Company intends to use a portion of the proceeds raised in this Offering to fund the compensation payable to its executive officers and directors as described under “Compensation of Directors and Executive Officers” below.

Although our business does not presently generate any cash, we believe that if we raise the Maximum Amount in this Offering, that we will have sufficient capital to finance our operations at least through the end of 2023. However, if we do not sell the Maximum Amount or if our operating and development costs are higher than expected, we will need to obtain additional financing prior to that time. Further, we expect that during and/or after such period, we may be required to raise additional funds to finance our operations until such time that we can conduct profitable revenue-generating activities.

Pending our use of the net proceeds from this Offering, we intend to invest the net proceeds in a variety of capital preservation investments, including, without limitation, short-term, investment grade, interest bearing instruments and United States government securities. We may also use a portion of the net proceeds for the investment in strategic partnerships and possibly the acquisition of complementary businesses, products, and/or technologies, although we have no present commitments or agreements for any specific acquisitions or investments.

DESCRIPTION OF BUSINESS

Overview

EnergyX is a renewable energy technology company focused on developing technologies in energy storage and the critical materials, such as lithium, that are needed for battery production. We hope to fundamentally change the way humanity is powering our world and storing clean energy with breakthrough direct lithium extraction technologies and more effective energy storage solutions.

We are developing technologies that allow for more efficient production of lithium, which is one of the main materials in rechargeable batteries used in electric vehicles, as well as the creation of next generation lithium based batteries that are cheaper, longer-lasting, and more energy efficient than current formulations. Our objectives are to make lithium production more efficient, cost effective, and environmentally friendlier than existing conventional methods of production. We are also conducting research focusing specifically on solid-state battery architectures with non-liquid electrolytes as well as pure metallic lithium electrodes. The Company’s goal is to become the premier, low-cost lithium technology provider for the growing lithium battery and electric vehicle industries.

We have developed a Direct Lithium Extraction (“DLE”) technology called LiTAS™ (Lithium-Ion Transport and Separation) to process lithium enriched brines found in certain salt flats across the world. Approximately 50-60% of the world’s lithium production today is sourced from brine resources coming from South America according to Benchmark Mineral Intelligence, a leading market data firm in the battery materials industry. The northern portion of Chile, the northern portion of Argentina and the southern part of Bolivia is known as the “Lithium Triangle” as it is projected to hold over 50% of the world’s lithium deposits known to exist today. The remaining production of lithium comes from hard rock and clay mining that is mainly completed in Australia, portions of China and other various locations around the world.

We are working on solid state battery electrolyte program called SoLiS™ (Solid Lithium Separator) technology using our core elements of our LiTAS™ nanotechnology. Lithium transport through our separation technology translate to extraordinary levels of extraction and our membranes have possible application as a solid state separator inside the battery. Solid state batteries are a transformational extension and optimization of lithium-ion batteries. The fundamental reason solid state is ideal is because it maximizes the energy density of the battery, while lowering the weight, and making it safer.

We believe our technology may have additional applications within the energy storage and extractions or process of critical minerals being used for battery production. We continue to explore and research other applications as they become aware to us.

Lithium Production

The current lithium production originates in two main forms, ‘brine’ or ‘hard-rock’. Both forms occur naturally in the earth, but the methods of extraction for each differ and each have an impact on the environment.

Hard rock mining has been around since the bronze age and miners over time have optimized their hard rock operations, but generally it involves digging a huge open pit hole with lots of heavy machinery that tears up the surrounding ecosystem. Once a deposit has been identified, hard rock is a lot faster and extracts large quantities of lithium, but it is very intensive and expensive operation similar to typical ore mining. Lithium found in ‘hard-rock’ are part of minerals hosted in Pegmatites. Pegmatites are intruding rock units which form when mineral rich magma intrudes from magma chambers into the crust. As the last of the magma cools, water and other minerals become concentrated, the metal-enriched fluids catalyze rapid growth of the large crystals that distinguish pegmatites from other rocks. Pegmatites form thick seams called dikes that intrude into other rocks and can measure anywhere from a few centimeters to hundreds of meters. Within Pegmatites is a lithium-bearing mineral known as Spodumene, which occurs as prismatic crystals that range in color to be either white, yellowish, purplish, yellowish-green or emerald green. Lithium from pegmatites can be used to create lithium carbonate or lithium hydroxide. Australia is the leading producer of spodumene and therefore the industry leader in this respect. China also produces and processes spodumene for the ultimate processing or lithium carbonate or lithium hydroxide.

Lithium brine deposits are accumulations of saline groundwater that are enriched with dissolved lithium and other salts. Although abundant in nature, only select arid regions in the world contain brine with concentrated accumulation of lithium that can be extracted at a profit. Mining operators build extensive settling ponds that then use natural evaporation to separate water and other salts from the lithium. The operations start with the brine pumped to the surface to be evaporated in a succession of ponds, with each successive pond achieving a higher purity of lithium concentrate that the crystal salt can be processed in a chemical plant with the final product from these plants being lithium carbonate. Lithium collected through an evaporation process can be time-consuming and yields lower amounts of lithium depending on the starting concentration of lithium in the solution. In general, these evaporative ponds are able to concentrate and collect about 30% to 40% of the lithium that originated in the initial feed brine well water. South American countries of Chile and Argentina are where the majority of the lithium produced from brines originates currently. Bolivia holds an abundance of brine rich lithium but has been unable to successfully start its commercial mining operations at this time. These brine solutions are also host to potash, iodine and numerous other minerals that have other uses or must be disposed of.

LiTAS™ Technology

We have developed through a combination of patents, patent applications, licensed patents rights, partners and our employees a fundamental step-change to the extraction of lithium from brine and the evaporative ponds. Using LiTAS™, which is a mechanical separation process, we are able to achieve significantly lower cost for the advancement of high purity, battery grade, lithium materials. LiTAS™ has the ability to efficiently extract and concentrate the lithium ions from the salt brines using proprietary, multi-level, synthetic ion separation techniques. This mechanical separation process is planned to drastically increase output, as well as reduce the operating expense and capital expenditure from the current evaporative pond mining method, making lithium more accessible to the exponentially growing battery and electric vehicle markets.

The core technology is protected in key worldwide jurisdictions through a series of patents, patent filings, and long-term licensing agreements in perpetuity of such IP. We exclusively license a robust portfolio of patents from a number of universities and companies, on a world-wide basis, surrounding LiTAS™ and SoLiS™ solid-state battery technology. As an energy technology company at our core, a major part of our strategy is to build upon this patent portfolio by filing many more of our own applications, as well as continue to work closely with world-leading scientists and researchers developing further ground-breaking intellectual property. Our research and development team have completed a number of additional patent filings and currently we are adding to an already licensed or controlled portfolio of approximately 23 patents in various stages of filing status. We work closely with our partners at the University of Texas, Monash University in Australia, ProfMOF out of Norway, and CSIRO, the Australian National Laboratory System, as well as several others to manage, defend and operationalize the patents related technology.

Customer Brine Testing

We have developed strong business relationships with a number of the largest lithium producers operating brine related evaporative pond infrastructure and chemical plant processing operations in South America. These relationships have been built based on the overall potential impact of our technology to their lithium extraction evaporative pond operations and the additional revenue and net profits, as well as increased market valuation our technology may provide to them. These customers interested in our LiTAS™ technology and operational processing approach have been providing us sample brine from various stages throughout their evaporative succession ponds for testing. Our laboratory in Austin, TX contains sample brines for essentially all of the top mining organization in the world that we test using our proprietary separation technology.

The brine solutions from each of the different South American salars has individual characteristics and chemistries as well as different starting concentrations of lithium. Our team of scientists analyze the specific characteristics in the sample we receive from the customers. Using our knowledge and expertise of the LiTAS™ system, we are able to tailor our proprietary solution to select brines to optimize the lithium recovery and selectivity of other critical salts that are removed in the processing approach. This tailored approach allows us to maximize the concentration of lithium and ultimate recovery of the lithium from the original source brine well. Our testing has shown increases of up to 300% improved recover in some circumstances using LiTAS™ over what the lithium producers are currently achieving using just their existing conventional evaporative pond processing methods.

At our laboratory in Austin, TX, we are able to test the sample brine for each of these potential customers with a variety of scale from bench size to our in-lab pilot plant equipment. This pilot plant equipment is the system to be deployed to the field was designed and built with the help of our partners. Depending on the concentration of lithium in the solution, our pilot units can process sufficient brine provided to us from the field to produce 3 metric tons of lithium carbonate per annum. We have the ability to test a certain volume of brine on a continuous testing process for a larger supply that could last for over a week running 24 hour per day.

We have signed Letters of Intent as well as Memorandums of Understanding with certain customers as part of the sample brine testing work. We are in negotiations with certain customers to commission pilot plants on site at their operations in South America. We expect to install at least three (3) pilot plants in South America by the end of 2021.

Pilot Plant Deployment

We have constructed three pilot plants with our partners, each with a name plate production capacity of up to 3 metric tons of lithium carbonate per annum. These pilot units have been installed in 40 foot shipping containers representing a stand-alone independent, operational pilot unit that can be shipped to customer mining operations. The pilot plant containers include a control room and testing area for our operational team to complete analysis of the brine testing in the field in cooperation with our customers.

We believe the installation and operation of pilot plants in the field will be a major milestone for EnergyX. Reaching Technology Readiness Level 7, this validates all the testing work we have completed in the laboratory to date, as well as the culmination of years of research completed at our partner universities and institutions across the globe.

We plan to operate these pilot plants at customer sites for a minimum of six months to gather testing data on the results achieved for increased lithium recovery in the field. After the successful completion of the pilot testing protocols, we will move to a demonstration size facility that will replicate the commercial size scale-up of our operations prior to executing commercial contracts with customers. We aim to have a demonstration size facility in operation in South America during the H1 of 2022 depending on piloting results.

Commercial Scale Up / Fabrication

We are in the process of working with multiple vendors to assist us with engineering and design work for our commercial facilities for fabrication, construction and deployment in South America. We would expect to select a partner(s) for this work prior to the end of 2021. We will work to tentatively complete the engineering and final design work around our approach for the commercial units that will power LiTAS™ separation technology. Our design will be developed as a pre-fabricated, modular configuration for two specific reasons: (1) to enable construction of the units for low costs in a domestic facility under an optimized assembly line approach, and (2) to allow easy deployment in the field where complete units can be connected together with minimal in field labor as well as to ability to scale up capacity by adding incremental modular units to the configuration. This methodology was specifically designed to reduce capital costs of our processing equipment, reduce scale up schedule delays, and avoid stick build construction in remote locations versus easily connecting up modular units.

We believe the modular design configuration will lower the overall economic cost and minimize the time required to achieve full commercial operations after a customer makes that decision. Modular units can be fabricated prior to final economic decisions as they will be constructed in a manufacturing facility rather than on site in South America.

Solid State Battery

We are completing extensive research and development on solid state battery architectures including a non-liquid electrolyte using our mixed matrix membranes as an ion transfer between the electrodes. We are making hundreds of full coin cells for testing in our laboratory. We are starting to see positive results in these coin cells including longer run times, and cycle life without reduction in current, and plan to move to larger format cylindrical and prismatic cells in the near future. We have a number of research criteria to follow as we progress on the development of a solid state battery.

Technology as a Service (TaaS) Licensing Model

We are an energy technology company at our core, and as such we will license our innovative technology to our customers. The LiTAS™ commercial facilities will be built under our design specifications and management control, but will be either purchased from us, or leased from a third party, but will not be carried on our balance sheet. The majority of the commercial facility processing equipment is routine, off the shelf equipment designed and built to work in a certain manner for use with our LiTAS™ separation technology and process. We will enter into licensing agreements with our customers to use LiTAS™ for the extraction and processing of brine solution. Our license fees will be based on the production or processing quantity coming from the LiTAS™ that is ultimately processed into lithium carbonate or lithium hydroxide (LCE). Our license fee may be fixed or variable based on the ultimate customer requirements and our financial considerations. We believe this license fee is projected to be approximately One Thousand Dollars ($1,000) per metric ton of LCE produced.

Intellectual Property

Our intellectual property portfolio is related to a number of patent families including composition of matter, process and method, and utility patents that involve different aspects of fabrication and use of our direct lithium extraction technology as well as solid state battery technology. We have sought and intend to continue to seek additional appropriate patent protection for our product candidates, as well as other novel and non-obvious materials, and their uses, by filing patent applications in the United States and selected other countries.

As of the date of this Offering Circular, we own, have filed for, or exclusively license a total of 25 patents or patent applications, including composition of matter, method of use, and formulation patents. Our patent portfolio provides a relatively long window for development and commercialization. Our patents and patent applications will expire between all have useful life of nearly 20 years, and may be eligible for patent term extension for delay caused by regulatory review, thereby further extending their patent terms.

We believe it is important to our success that we:

•	Obtain and maintain patents and other legal protections covering our proprietary art, materials, technology, inventions, applications of such, and improvements we consider important to our business;

•	Prosecute our patent applications and defend our licenses and issued patents;

•	Preserve the confidentiality of our trade secrets; and

•	Operate without infringing the patents and proprietary rights of third parties.

We have sought, and intend to continue to seek, appropriate patent protection for our product candidates, as well as other proprietary technologies and their uses by filing additional patent applications in the United States and selected other countries.

Our patent plan is focused on providing patent protection for our LiTAS™ separation technology and unique processing approach, as well as our SoLiS™ battery program. The following is a summary overview of our current patent portfolio:

Family/Country		Patent Status/Application Number		Date Filed	Patent Number	Title	Description
EnergyX Patent Tracking Document
#	PATENT / COUNTRY	STATUS	APPLICATION #	DATE FILED	Parent Number	Title	Description
MOF 1
1	Australia	Pending	2018384084	Dec 14, 2018	AU 2017905029	Metal Organic Framework Membranes	MOF Membranes
2	Bolivia	Pending	SP-260-2018	Dec 14, 2018	AU 2017905029	Metal Organic Framework Membranes	MOF Membranes
3	Canada	Pending	3085642	Dec 14, 2018	AU 2017905029	Metal Organic Framework Membranes	MOF Membranes
4	Chile	Pending	2020-1571	Dec 14, 2018	AU 2017905029	Metal Organic Framework Membranes	MOF Membranes
5	China	Published	201880080895	Dec 14, 2018	AU 2017905029	Metal Organic Framework Membranes	MOF Membranes
6	European Patent Office	Published	18888084.3	Dec 14, 2018	AU 2017905029	Metal Organic Framework Membranes	MOF Membranes
7	India	Published	202017027048	Dec 14, 2018	AU 2017905029	Metal Organic Framework Membranes	MOF Membranes
8	Mexico	Pending	MX/a/2020/006277	Dec 14, 2018	AU 2017905029	Metal Organic Framework Membranes	MOF Membranes
9	United States of America	Published	16/771,324	Dec 14, 2018	AU 2017905029	Metal Organic Framework Membranes	MOF Membranes
NIFD
10	International PCT	Pending	PCT/US2020/047955	Aug 26, 2020	62/892,440	Methods of Fabricating Polymer Films and Membranes	Mixed Matrix Membranes
MMM
11	Argentina	Pending	P20200102412	Aug 27, 2020	62/892,439	Mixed Matrix Membranes and Methods of Making and Use Thereof	Mixed Matrix Membranes
12	Bolivia	Pending	SP-112-2020	Aug 27, 2020	62/892,439	Mixed Matrix Membranes and Methods of Making and Use Thereof	Mixed Matrix Membranes
13	International PCT	Pending	PCT/US20202/047953	Aug 26, 2020	62/892,439	Mixed Matrix Membranes and Methods of Making and Use Thereof	Mixed Matrix Membranes
(CE) MOF 2
14	International PCT	Pending	PCT/IB2021/056677	July 23, 2021	63/056,198	Metal Organic Framework Membranes for Ion Transport and Separation	MOF Membranes
Bound Solvent
15	US (provisional	Pending	63/148,037	Feb 10, 2021	63/148,037	Lithiated Metal Oranic Frameworks with a Bound Solvent for Secondary Battery Applications	Secondary Batteries
Generation 1- LiTAS
16	International PCT	Pending	PCT/US2021/032027	May 12, 2021	63/023,528	Systems and Methods to Recover Lithium from Brine	DLE Methods

Family/Country		Patent Status/Application Number		Date Filed	Patent Number	Title	Description
EnergyX Patent Tracking Document
#	PATENT / COUNTRY	STATUS	APPLICATION #	DATE FILED	Parent Number	Title	Description
17	Bolivia	Pending	SP-129-2020	October 6, 2020	63/023,528	Systems and Methods to Recover Lithium from Brine	DLE Methods
18	Argentina	Pending	P202001012620	September 21, 2020	63/023,528	Systems and Methods to Recover Lithium from Brine	DLE Methods
19	United States of America	Pending	17/602,808	October 11, 2021	63/023,528	Systems and Methods to Recover Lithium from Brine	DLE Methods
Generation 3 – Direct to LiOH
20	US (provisional)	Pending	63/147,656	Feb 9, 2021	63/147,656	Systems and Methods for Direct Lithium Hydroxide Production	DLE Methods
Cellulose Acetate
21	US (provisional)	Pending	63/148,881	Feb 16, 2021	63/148,881	Polymeric Materials and Methods for Selective Ion Separation or Transport	DLE Methods
Uio-66
22	United States of America	Granted	US 8,653,292 B2	Feb 18, 2014	PCT/GB2009/001087	Metal organic framework compounds	MOF compounds
23	European Patent Office	Granted	EP 2,291,384 B1	Apr 29, 2013	GB080786200	Metal organic framework compounds	MOF compounds
24	United States of America	Granted	US 9,114,348 B2	Aug 25, 2015	PCT/GB2009/001087	Metal organic framework compounds	MOF compounds
Lithium Air Battery
25	United States of America	Pending	63/252322	Oct 5, 2021	63/252322	Energy Storage Device Comprising Nano Porous Cage Structures	Li-Air Battery

Competition

The direct lithium extraction and solid-state battery industries are subject to rapid and intense technological change. We face, and will continue to face, competition in the development and marketing of our LiTAS™ technology from potentially other membrane developers as well as other ion exchange technologies for lithium extraction including ion exchange and solvent extraction products and companies working in this field. New technologies may be developed from research institutions, government agencies, and academic institutions that we may not have any licensed service agreements with at this time. Competition may also arise from, among other things:

•	Other new or existing mining organizations including ‘hard-rock’ miners and developers;

•	Other technologies and/or techniques that replace or are superior to our LiTAS™ technologies; and

•	New nanotechnologies that currently do not exist or are not known today.

Developments by others may render our technologies obsolete or noncompetitive.

Employees

As the date of this Offering Circular, we have approximately thirty (30) full-time employees and approximately three (3) part-time employees and/or contractors.

Legal Proceedings

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

DESCRIPTION OF PROPERTY

The Company does not own any real estate. The Company currently leases office and laboratory space at 1624 Headway Circle Suite 100, Austin, Texas, and warehouse space at 2120 W Braker Suite F, Austin, Texas. We believe our leased office space is suitable and adequate for the Company’s current business operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations, together with our financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors ” starting on page 5, “Cautionary Statement Regarding Forward-Looking Statements” starting on page 5, and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Significant Accounting Policies.

Operating Results

Results of Operations for the Years Ended 2020 and 2019.

Revenues

The Company is a pre-revenue, development stage, energy technology company focused on energy storage and extraction of critical minerals used in battery manufacturing. We have no commercial operations at this point and have not generated any revenues from licensing our technology or selling any products.

Consulting

The Company has hired a number of consultants since inception to assist our management team to develop its strategic business plan and advance its technology development. The increase in consulting fees from $275,308 in 2019 to $604,832 in 2020 is reflective of our continued efforts to grow our business and advance the technology work to establish pilots plant for deployment in the field. As a development stage Company, consultants are able to complete discrete work products and may ultimately be lower cost than finding and hiring employees. Consultants can also provide deep industry knowledge to apply to certain operational criteria that employees may not be able to bring.

Professional Services

The Company hires a number of professional service organizations to assist and support its business operations. The increase in professional services from $274,862 in 2019 to $304,808 in 2020 is due to normal growth in the business operations requiring support from outside services.

Research and Development Expenses

Research and development (R&D) expenses consist primarily of expenses for technology advancement covering our separation technology production and testing, battery technology development, laboratory costs including rent and equipment usage, specialty chemical purchases used in development work and other various research items supporting LiTAS™ and SoLiS™ testing and deployment efforts.

Our research and development expenses were approximately $87,815 for the year ended 2019, compared to approximately $544,131 for the year ended 2020. This increase was primarily related to the continued growth and development of the business operations, continued advancement of technology related activities, and reflective of the ability to spend additional capital with the issuance of convertible promissory notes.

Interest Expense

Interest expense increased from $5,625 in 2019 to $119,563 in 2020 due to the issuance of additional convertible promissory notes in 2020 as well as the duration of the promissory notes being outstanding for the entire year of 2020 versus toward the end of 2019.

Other Expenses

Other expenses consist primarily of general and administrative costs, insurance costs, travel costs and other office and office related activities. The increase from 2019 to 2020 of approximately $90,000 is based on our continued effort to expand our business operations and technology development. Other expenses were approximately $142,417 and $231,191 for years 2019 and 2020, respectively.

Net Loss

Our net loss was approximately $(1,804,525) for the year ended 2020, compared to approximately $(786,027) for the year ended 2019.

Operating Results

Results of Operations for the Six Months Ended June 30, 2021 and 2020.

Revenues

The Company is a pre-revenue, development stage, energy technology company focused on energy storage and extraction of critical minerals used in battery manufacturing. We have no commercial operations at this point and have not generated any revenues from licensing our technology or selling any products.

Salaries and Consulting

The Company has hired a number of consultants since inception to assist our management team to develop its strategic business plan and advance its technology development. In 2021, the management started to hire full time employees to execute the business plan and accelerate market development. The increase in salaries and consulting fees from $235,603 for the six months ended June 30, 2020 to $574,445 for the six months ended June 30, 2021 is reflective of our continued efforts to grow our business and advance the technology work to establish pilot plants for deployment in the field as well as the hiring of full time employees versus part time consultants. As a development stage company, consultants are able to complete discrete work products and may ultimately be lower cost than finding and hiring employees. However, as we continued to execute on our strategy in early 2021 it became necessary to hire full time employees that had experience with development stage operations and could focus on our technology development and deployment including the completion of our pilot plants.

Professional Services

The Company hires a number of professional service organizations to assist and support its business operations. The increase in professional services from $14,596 for the six months ended June 30, 2020 to $145,822 for the six months ended June 30, 2021 is due to our growth in the business operations requiring support from outside services to execute on our strategy.

Research and Development Expenses

Research and development (R&D) expenses consist primarily of expenses for technology advancement covering our separation technology production and testing, battery technology development, laboratory costs including rent and equipment usage, specialty chemical purchases used in development work and other various research items supporting LiTAS™ and SoLiS™ testing and deployment efforts.

Our research and development expenses were $58,398 for the six months ended June 30, 2020, compared to $258,949 for the six months ended June 30, 2021. This increase was primarily related to the continued growth and development of the business operations, continued advancement of technology related activities, and reflective of the ability to spend additional capital with the issuance of convertible promissory notes and equity capital raise.

Interest Expense

Interest expense increased from $3,750 for the six months ended June 30, 2020 to $38,705 for the six months ended June 30, 2021 due to the issuance of additional convertible promissory notes in the second half of 2020 as well as the duration of the promissory notes being outstanding between the two six month periods ended June 30, 2020 and June 30, 2021.

Stock Based Compensation

Stock based compensation increased from $7,748 for the six months ended June 30, 2020 compared to $118,327 for the six months ended June 30, 2021 due to the continued issuance of stock option awards to consultants and employees as well as the increase in the price of the common stock that ultimately is reflected in the black-scholes option pricing calculation that determine the amounts charged for stock based compensation.

Other Expenses

Other expenses consist primarily of general and administrative costs, insurance costs, travel costs and other office and office related activities. Other expenses were $138, 850 for the six months ended June 30, 2020 and $185,450 for the six months ended June 30, 2021, an increase of approximately $47,000. This increase results from our continued effort to expand our business operations and technology development.

Net Loss

Our net loss was $(458,945) for the six months ended June 30, 2020, compared to $(1,321,698) for the six months ended June 30, 2021. This increase in net loss is reflective of the additional development activities completed in 2021 compared to 2020 as a result of our growth and available capital to continue our technology development efforts.

Liquidity and Capital Resources

Since our inception in 2018, we have devoted most of our cash resources to employees, consultants, professional services and research and development activities to develop and grow our business. We have financed our operations to date primarily with the use of proceeds from the Founders’ capital and convertible promissory notes.

To date, we have not generated any revenue from technology license fees or product sales, and we do not anticipate generating any revenue from the sale of products for the foreseeable future. We have incurred losses and generated negative cash flows from operations since inception. During the period from December 2018 (inception) through December 31, 2020, we have incurred cumulative net losses of approximately $2,590,555. We have also incurred a net loss of $1,321,698 for the six months ended June 30, 2021. Our future expenditures and capital requirements will depend on numerous factors, including, among others, the progress of our research and development efforts, deployment of pilot plants with key customers, and our ability to scale up to commercial operations.

Through the date of this Offering Statement in 2021, since inception we have raised capital by exempt offerings of common stock, preferred stock and convertible notes of approximately $10.8 million, net of offering costs and commissions.

From February 2021 to September 2021, the Company offered its securities through a registered funding portal NetCapital in a side-by-side offering of Common Stock, under registration exemptions Section 4(a)(6) and Regulation D, Rule 506(c), raising an aggregate $4,465,844.

On April 1, 2021, the Company completed a Regulation D, Rule 506(b) exempt equity financing issuing 3,407,142 shares of Preferred Series A stock for total proceeds of $5,565,000 before fees and commissions.

These funds have provided us the ability to complete pilot plants that we hope will be deployed to our customers in South America as well as advance our work on the demonstration and commercial facilities that are scheduled to be designed and completed in early 2022. We continuously monitor our use of funds relative to executing on our business strategy with a focus on spending capital that will further our ability to recognize revenue in the future. We balance our use of funds based on our ability to raise additional capital resources through various exempt offering as well as this Offering Statement.

We believe that we currently have sufficient capital to finance our operations at least through the end of 2022, however, if our operating and development costs are higher than expected, we will need to obtain additional financing prior to that time. Further, we expect that after such period, we will be required to raise additional capital to fund our operations and to further advance the commercialization of LiTAS™ in South America. There is no assurance that such financing will be available when needed, or that ultimately, we will achieve profitable operations and positive cash flow.

Credit Facilities

During 2019 and 2020, the Company issued convertible promissory notes to assist in the funding of its research and development and business operations. These convertible promissory notes were converted into Preferred Series A stock in April 2021 including the majority of the accrued interest. These convertible promissory notes were funded in part by our Founder and CEO, CFO, and other related parties including advisory board members.

In 2021, the Company issued a $1.6 million convertible promissory note to support its business operations. Management may decide to continue to issue convertible debt instruments to fund its operations if such capital is available in the market at reasonable rates. The Company has not entered into any credit facility with a bank or financial institution at this time.

Capital Expenditures

In May 2021, the Company leased a laboratory facility in Austin, TX, as part of its plan to build its pilot plants and produce separation technology for use with the LiTAS system and processing approach. As part of occupying our own laboratory facility, the Company started purchasing a number of technical equipment and testing instruments to continue it research and development as well as begin production efforts along with pilot testing. The Company would expect that it will continue acquiring capital equipment to expand its operations and development plans.

Contractual Obligations, Commitments and Contingencies

We are required to make payments under a technology development agreement to one of our partners that was effective July 1, 2020 that will extend for a period of two years. Total obligations under this agreement are $243,000. The Company is also required to make payments under a technology development and research agreement with the University of Texas that was effective on September 1, 2020, that will extend for the period of three years. Total obligations under this agreement are $500,000. As of June 30, 2021, remaining total obligations under these agreements is $459,500

During the third quarter of 2021, the Company exercised its option agreement with the University of Texas for exclusive rights to certain patent applications that provide value to EnergyX. As part of the license agreement, the Company will be required to make annual fixed fee payments of approximately $25,000 plus royalty payments based on any revenue generated from the use of the licensed patents. At this time, the Company is unable to determine the full extent and usage of the licensed patents relative to the business operations and revenue recognition in the future to estimate the amount of any royalty payments.

In June 2021, the Company entered into a six-month non-cancelable building lease for our science headquarters in Austin, TX. Under the lease, the Company pays a base rent of approximately $19,500 per month through May 2022.

This lease has been extended for an additional six-months resulting in a one year non-cancelable term. We are looking for a larger commercial space to expand our laboratory facility, build a manufacturing line, and have appropriate space for our management team and employees.

In July 2021, the Company entered into a lease agreement for warehouse space in Austin, TX. The lease commenced on August 1, 2021, and continues for 37 months. The total future minimum lease payments over the lease term is $220,773.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements during the periods presented, and do not have any currently.

Plan of Operations

As noted above, the continuation of our current plan of operations requires us to raise significant additional capital. If we are successful in raising the maximum amount of $75,000,000 through the sale of Shares offered for sale in this Offering Circular, we believe that the Company will have sufficient cash resources to fund its plan of operations at least through the end of 2023. If we are unable to do so, we may have to delay and possibly cease some operations.

We continually evaluate our plan of operations to determine the manner in which we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the availability of cash to implement aspects of the plan and other factors beyond our control. There is no assurance that we will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund our ongoing operations.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. We are not aware of any matters which result in a loss contingency.

Relaxed Ongoing Reporting Requirements

Regulation A+ provides that a filer can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same adoption period for new or revised accounting standards as public companies.

Upon the completion of this Offering Statement, we may elect to become a public reporting company under the Securities Exchange Act of 1934, as amended (the Exchange Act). If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. As defined in the JOBS Act, an emerging growth company is defined as a company with less than $1 billion in revenue during its last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.

For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we are required to publicly report under the Exchange Act as an “emerging growth company”, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to 5 years, though if the market value of our Common Stock that is held by non-affiliates exceeds $750 million, we would cease to be an “emerging growth company.”

We have commenced reporting under the Regulation A+ reporting requirements. If we elect not to become a public reporting company under the Exchange Act, we will be required to continue to publicly report on an ongoing basis under the reporting rules set forth in Regulation A+ for Tier 2 issuers. The ongoing reporting requirements under Regulation A+ are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

Trend Information

Because we are still in the startup phase and have only recently commenced our research and product development, we are unable to identify any recent trends in revenue or expenses. Thus, except as set forth below, we are unable to identify any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this Offering Circular to not necessarily be indicative of future operating results or financial condition.

Unpredictable events, such as the COVID-19 outbreak, and associated business disruptions including delayed piloting trials and laboratory resources could harm our financial condition, affect our operations, increase our costs and expenses, and impact our ability to raise capital. Our operations could be subject to unpredictable events, such as snow storms, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics or pandemics such as the COVID-19 outbreak, and other natural or manmade disasters or business interruptions, for which we may not be insured. We do not carry insurance for all categories of risk that our business may encounter. The occurrence of any of these business disruptions could seriously harm our operations and financial condition. Additionally, COVID-19 has caused significant disruptions to the global financial markets, which could impact our ability to raise additional capital. The ultimate impact on us and any delays in our research and development is unknown, but our operations and financial condition could suffer in the event of any of these types of unpredictable events. Further, any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our business, results of operations, financial condition and cash flows.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The table below sets forth our directors and executive officers as of the date of this Offering Circular.

Name	Position	Age	Term of Office
Officers and Significant Employees:
Teague Egan	Founder and CEO	32	3 years
Michael Eberhardt	CFO	53	6 months
Amit Patwardhan	EVP—Technology	48	18 months

Directors:
Teague Egan	Director, Founder and CEO	32	3 years
Michael Egan	Director	81	3 years
Kris Haber	Director	51	6 months

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Executive Officers, Directors and Significant Employees

Teague Egan—Founder and CEO

Mr. Teague Egan is the Founder and CEO of EnergyX. He is responsible for all aspects of building the company into a future world leader in renewable energy technologies. His focus is on commercializing the LiTAS™ technology for direct lithium extraction and the companies SoLiS™ solid state battery electrolytes. He believes 100 hour work weeks, and little sleep is the recipe to success.

Mr. Teague Egan’s background is one of serial entrepreneurship, investing, inventing, and philanthropy. He has been investing in public sector energy assets and sustainable technologies since 2013. Prior to EnergyX, he previously started businesses in entertainment, music, and sports, and is also the inventor of energyDNA – a patented multi-component graphene textile fiber technology. Mr. Teague Egan founded Innovation Factory VC, a venture capital fund focused on tech, life sciences, real estate, and consumer products in 2012.

Most of his philanthropic efforts are associated with the Thomas E. Smith Foundation. He is the co-founder of Dance For Paralysis, The Reality Ride Challenge, and The Kindness Project. Mr. Teague Egan is an alumnus of University of Southern California’s Marshall School of Business and received his Bachelor’s degree in Entrepreneurship. After graduating from USC, Mr. Teague Egan went on to complete the Executive Program in exponential technology including artificial intelligence, synthetic biology, and nanotechnology at Singularity University.

Michael Egan—Director

Mr. Egan has spent over 35 years working in the travel industry. He started at Alamo Rent A Car, Inc. in 1973, became an owner in 1979, and became chairman and majority owner from 1986 to 1996 when he sold the company to AutoNation for $625 million. In 2000, AutoNation spun off the car rental division and he was named chairman and served in that position until 2003.

Since 1996, Mr.Egan has served as the controlling investor of Dancing Bear Investments, Inc., a privately held investment company where he was the controlling shareholder of Nantucket Nectars and theglobe.com. Prior to his many business successes, Mr. Egan held various administration positions at Yale University and taught at the University of Massachusetts at Amherst. He is a graduate of the Cornell University School of Hotel Administration. Throughout his career, he has been presented with many honors and awards, including the prestigious Horatio Alger Distinguished American Award in 1997.

Kris Haber—Director

Mr. Kris Haber is an American businessman who, over the course of his 28 year career, has led the growth and development of successful boutique and scaled global financial enterprises. Previously, Mr. Haber held various roles at Lazard Asset Management, LLC., a division of Lazard, LTD., a firm managing approximately $170 Billion in assets under management. He spent approximately 14 years at Lazard rising to Managing Director and Head of Alternative Investments. As a prominent figure within the investment arena, he has been engaged in a variety of control-oriented, middle market buyout, and early stage investment acquisitions within technology, healthcare, and consumer products.

During his tenure Mr. Haber has held the position of COO and Chairman of Safanad, LTD where he managed its business in the UK, UAE and US and teams responsible for 36 transactions. Previously, he held the position of COO and Partner at Advent Capital Management, LLC in New York, an advisory firm managing in excess of $11B on behalf of corporations, sovereign wealth funds and high net worth individuals, globally. As a seasoned veteran, Mr. Haber’s background combines experience including posts as CEO of Presidio Capital Group, LLC. and President of Threadneedle Investments NA, LLC a division of Ameriprise, Inc, a $900B asset management firm. Mr. Haber is engaged in various board level and philanthropic activities as a director, officer and advisor to corporate entities and non-profits.

Mike Eberhardt—CFO

Mr. Mike Eberhardt is Chief Financial Officer at EnergyX and responsible for financial planning & analysis, various project and economic modeling, and all other financial analyses and transactions with respect to all of the Company’s financial needs. Prior to joining EnergyX, Mr. Eberhardt was a financial consultant for M&L Enterprises (March 2020 to April 2021) doing project financing, IT consulting and other various business development activities.

Prior to joining EnergyX, Mr. Eberhardt was CFO (from April 2017 to January 2020) for gas development enterprise, Venture Global LNG where he completed $7.3 billion project infrastructure financing as well as raised approximately $2 billion in equity capital. Prior to Venture Global, Mr. Eberhardt was a partner with PricewaterhouseCoopers (PwC) for 14 years ( from June 2001 to April 2017) conducting financial audits, tax consulting and IT implementation across the U.S on various energy related projects.

With 30+ years of financial experience in the utility and renewable energy sector conducting financial and tax structuring, investment economics, project modeling, contract and capital raise activities to support business operations, Mike brings extensive experience with SEC and regulatory filing requirements.

Dr. Amit Patwardhan—EVP—Technology

Dr. Amit Patwardhan heads all technology development at EnergyX including both the LiTAS program and the solid state battery program. Dr. Patwardhan started as a consultant with EnergyX January 2020 and became a full time employee June 2021.

Prior to joining EnergyX, Dr. Patwardhan held senior leadership roles with Rio Tinto (from September 2007—May 2019), a global Fortune 500 company with over $40 billion in revenue, in their Industrial Minerals business group and corporate technology group. Dr. Patwardhan was the co-inventor of an innovative process to recover lithium values from a very large new mineral discovery in Serbia, and led the process development and piloting of the process. He also led the process development of a lithium byproduct recovery project in Southern California. Dr. Patwardhan has experience with research, process and project development, process optimization and business improvement.

Dr. Patwardhan has published over 50 articles in peer-reviewed journals and conferences, and has served on National Committees of the Society of Mining Engineers for two terms. He received his BS degree in Chemical Engineering from the Indian Institute of Technology and his MS, PhD and MBA degrees from the Southern Illinois University.

Board Leadership Structure and Risk Oversight

The Board oversees our business and considers the risks associated with our business strategy and decisions. The Board currently implements its risk oversight function as a whole. Each of the Board committees, when established, will also provide risk oversight in respect of its areas of concentration and reports material risks to the Board for further consideration.

Term of Office

Officers hold office until his or her successor is elected and qualified. Directors are appointed to serve for on the Board following the annual meeting of stockholders as appointed and until their successors have been elected and qualified.

Director Independence

We use the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the company;

•

the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

•

the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions;

•

the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•

the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the company’s audit.

Under such definitions, we have no independent directors. However, our Common Stock is not currently quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our Board be independent and, therefore, the Company is not currently subject to any director independence requirements.

Certain Relationships

Involvement in Certain Legal Proceedings

To our knowledge, except as described below none of our current directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•

been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

In November 2019, the Company entered into a convertible promissory note agreement with Egan Global Management LLC, wholly-owned by our founder and CEO Teague Egan, for approximately $505,000 that was due and payable after October 31, 2021. In accordance with the conversion feature of the convertible promissory note, the note was converted into Preferred Series A shares on April 1, 2021.    As of the date of this Offering Statement, no funding obligations exist between us and Egan Global Management LLC.

The Company and a Director have agreed pursuant to a written advisory agreement that the Company shall pay the Director a commission of (0.6%) on the sale of equity securities by the Company. The Director is associated with a FINRA/SIPC registered broker-dealer.

Except as set forth above and in our discussion below in “Interest Of Management And Others In Certain Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table represents information regarding the total compensation for the three highest paid executive officers or directors of the Company during the last completed fiscal year ended 2020:

Name	Capacity in which compensation was received	Cash Compensation ($)		Other Compensation ($)		Total Compensation ($)
Teague Egan (1)	Founder and CEO		$—		$—		$—
Bob Wowk (2)	Consultant—CFO		$120,000		$9,622		$129,622
		$		$		$

(1)

Our Founder and CEO, Teague Egan, did not have any form of employment agreement with us from inception until December 31, 2020. As such, he has not received any form of compensation. We do reimburse our Founder and CEO for reasonable business travel and expenses.

(2)

Mr. Wowk entered into a consulting agreement providing cash compensation and restricted stock awards that were originally granted in 2019. The amount shown in Other Compensation reflects the estimated fair market value of the restricted stock awards using the Black-Scholes pricing methodology. Mr. Wowk’s consulting agreement terminated on April 1, 2021.

Director Compensation

No cash compensation was paid to Directors from inception through December 31, 2020. Mr. Michael Egan received a restricted stock award in 2019 for services provided to the Company as a Director. The estimated fair market value of the restricted stock award as of the date of grant was approximately $2,400 to be amortized over the vesting term of four (4) years.

In 2021, Mr. Kris Haber entered into an advisory agreement with the Company as a Director. He receives $5,000 per month for assisting the Company as Vice Chairman of EnergyX in various functions as well as 0.6% commission on the sale of equity securities by the Company. Mr. Haber is associated with a FINRA/SIPC registered broker-dealer.

Employment Agreements

We have an employment agreement with our CFO, an executive officer of EnergyX, Mr. Mike Eberhardt. The employment agreement is extended automatically unless terminated earlier by either party. The Company may terminate the executive officer’s employment, for cause, as defined in the agreement, at any time, without any advance notice. Further, subject to the terms of the agreement, the executive officer may terminate employment with us, at any time for any reason or no reason at all, upon six (6) weeks advance written notice. Subject to the notice provisions described in the agreement, the executive officer may terminate employment with us for good cause as defined in the agreement.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table shows the beneficial ownership of our Common Stock as of October 28, 2021 held by: (i) each person known to us to be the beneficial owner of more than 10% of any class of our voting securities; (ii) each director who is the beneficial owner of more than 10% of any class of our voting securities; (iii) each executive officer who is the beneficial owner of more than 10% of any class of our voting securities; and (iv) all directors and executive officers as a group. As of October 28, 2021, there were 22,680,329 shares of common stock outstanding, 10,500,000 shares of Preferred Stock Founders-1 outstanding, 93,900 shares of Preferred Stock Founders-2 outstanding and 5,315,232 shares of Preferred Series A outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to the conversion of a security, or subject to options and warrants currently exercisable or which may become exercisable within 60 days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. The persons or entities named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

The percentages below are based on fully diluted shares of our Common Stock as of October 28, 2021. Unless otherwise indicated, the business address of each person listed is c/o 1624 Headway Circle—Suite 100, Austin, TX, 78754.

Title of Class	Name of Beneficial Owner:	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable by Exercise of Option or Conversion of Security	Percent of Class
Common Stock	Teague Egan—Founder and CEO.	19,500,000 Voting	N/A	86%
Common Stock	All Executive Management and Directors	20,042,100. Voting.	392,100 Options	87%
Preferred Stock	Teague Egan—Founder and CEO.	11,021,523 Voting	N/A	69%
Preferred Stock	All Executive Management and Directors	11,168,463 Voting	N/A	70%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Transactions with Related Persons

Except as described below and except for employment arrangements which are described above under “Compensation of Directors and Executive Officers,” there has not been, nor is there currently proposed, any transaction in which we are or were a participant, the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and any of our directors, executive officers, holders of more than 1% of our Common Stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

We have also entered into indemnification agreements with each of our directors and executive officers. In general, these indemnification agreements require the Company to indemnify a director to the fullest extent permitted by law against liabilities that may arise by reason of his or her service for the Company.

Review, Approval and Ratification of Related Party Transactions

The Board of Directors reviews and approves all related party transactions.

SECURITIES BEING OFFERED

The following is a summary of the rights of our capital stock as provided in our Certificate of Incorporation, and bylaws. For more detailed information, please see our Certificate of Incorporation and bylaws which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

General

The Company is authorized to issue one hundred and two million (102,000,000) shares consisting of two classes of stock being “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which the Company is authorized to issue is seventy-eight million (78,000,000) shares and the total number of shares of Preferred Stock the Company is authorized to issue is twenty-four million (24,000,000) shares. As of October 1, 2021, the Company had 22,680,329 shares of Common Stock outstanding.

In addition, as of October 1, 2021, 7,500,000 shares of Common Stock were reserved for issuance under our 2019 Equity Incentive Plan, of which 5,370,225 shares of our Common Stock will be issuable upon exercise of outstanding option award grants, 1,707,222 shares of our Common Stock will be issued upon vesting of restricted stock award grants and 3,125 shares of our Common Stock will be issued upon the exercise of warrants outstanding. grants.

Common Stock Voting

The holders of the Common Stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. There shall be no cumulative voting.

Preferred Stock Voting

The holders of the Founders1 Preferred Stock are entitled to cast the number of votes equal to fifty (50) times the number of whole shares of Common Stock into which the shares held are convertible as of the record date for determining stockholders entitles to vote on such matters.

Lock-Up Agreement

The Subscribers holding shares of Common Stock issued under this Offering Statement, will provide an undertaking in the Subscription Agreement to lock-up its shares of Common Stock if requested by the Company. By providing this undertaking, Subscribers agree that in the event of an underwritten public offering of the Company’s securities or the closing of a merger or other business combination of the Company with a publicly-traded special purpose acquisition company following which the capital stock of the combined or surviving entity are listed for trading on a public exchange, that such Subscriber will irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, lend, pledge, or otherwise transfer or dispose of any interest in any Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock during the 180-day period following the effective date of a registration statement or offering statement of EnergyX filed under the Securities Act.

Dividends

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in share of Common Stock) unless (in addition to the obtaining any consents required under the Certificate of Incorporation) the holders of the Series Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series Preferred Stock in an amount at least equal to that dividend per share of Series

Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series Preferred Stock, in each case calculated on the record date for determination of holders entitles to receive such dividend.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares if Founders 1 Preferred Stock and Series A Preferred Stock (collectively, the “Series Liquidation Preference Stock”) then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the holders of shares of Series Liquidation Preference Stock then outstanding shall be entitles to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds before any payment shall be made to the holders of Founders 2 Preferred Stock, Common Stock or any other class ranking junior in the right of payment to the Series Liquidation Preference Stock by reason of their ownership.

Fully Paid and Non-assessable

All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and non-assessable.

Changes in Authorized Number

The number of authorized shares of Common Stock may be increased or decreased subject to the Company’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

2019 Equity Incentive Plan

Compensation of Directors and Executive Officers

Each of the executive officers and directors listed above is eligible to receive equity compensation at the discretion of our board.

We adopted the 2019 Equity Incentive Plan on May 9, 2019 (the “Plan”). The Plan provides for the grant of incentive stock options, non-qualified stock options and restricted stock grants as well as stock warrants.    Shares issued under the 2019 Equity Incentive Plan will be shares of our Common Stock. Incentive stock options may be granted only to our employees and employees of any parent or subsidiary corporation. All other awards may be granted to our employees, directors or consultants and to employees, directors or consultants of any affiliated entity.

Share Reserve

The Company has reserved 7,500,000 shares of our Common Stock authorized to be issued under the Plan, of which 7,080,572 awards have been granted as of the date of this Offering Circular. The Company may at its discretion with authorization of the Board of Directors increase the number of shares authorized to be issued under the Plan. In general, shares subject to awards granted under the Plan that are not issued or that are returned to us, for example, because the award is forfeited, the shares are retained by us in satisfaction of amounts owed with respect to an award or the shares are surrendered in payment of an exercise or purchase price or tax withholding, will again become available for awards under the Plan.

Administration

Our Board of Directors or a committee of our Board of Directors will administer the Plan. The administrator has the power to determine when awards will be granted, which employees, directors or consultants will receive awards, the terms of the awards, including the number of shares subject to each award and the vesting schedule of the awards, and to interpret the terms of the Plan and the award agreements. The administrator also has the authority to reduce the exercise prices of outstanding stock options if the exercise price exceeds the fair market value of the underlying shares, and to cancel such options in exchange for new awards, in each case without stockholder approval.

Stock Options

The Plan allows for the grant of incentive stock options that qualify under Section 422 of the Code and non-qualified stock options. The exercise price of all options granted under the Plan must at least be equal to the fair market value of our Common Stock on the date of grant. The term of an option award may not exceed 10 years.

After the continuous service of an option recipient terminates, the recipient’s options may be exercised, to the extent vested, for the period of time specified in the option agreement. However, an option may not be exercised later than the expiration of its term.

Restricted Stock Awards

The Plan allows for the grant of restricted stock. Restricted stock awards are shares of our Common Stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions on vesting that it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment. Shares of restricted stock that do not vest are subject to repurchase or forfeiture.

Terms of Awards

The administrator of the Plan determines the provisions, terms and conditions of each award, including vesting schedules, forfeiture provisions, form of payment (cash, shares, or other consideration) upon settlement of the award, payment contingencies and satisfaction of any performance criteria.

Performance Criteria

The Plan includes the following performance criteria that may be considered, individually or in combination, by the administrator: (i) increase in share price; (ii) earnings per share; (iii) total stockholder return, (iv) return on equity, (v) return on assets, (vi) return on investment; (vii) net operating income, (viii) cash flow, (ix) revenue; (x) economic value added, (xi) personal management objectives; or (xii) other measures of performance selected by the administrator.

Transferability of Awards

The Plan allows for the transfer of awards only (i) by will, (ii) by the laws of descent and distribution and (iii) for awards other than incentive stock options, to the extent and in the manner authorized by the administrator. Only the recipient of an incentive stock option may exercise such award during his or her lifetime.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent enlargement of the benefits or potential benefits available under the Plan, the administrator will make adjustments to one or more of the number of shares that are covered by outstanding awards, the exercise or purchase price of outstanding awards, the numerical share limits contained in the Plan and any other terms that the administrator determines require adjustment.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock to be issued pursuant to this Offering Statement will be DealMaker which agent is registered pursuant to Section 17A(c) of the Exchange Act.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our Common Stock immediately following this Offering may be subject to such penny stock rules, purchasers in this Offering could find it more difficult to sell their Common Stock shares in any secondary market.

ABSENCE OF PUBLIC MARKET

The Company, which currently has approximately 3,500 stockholders, is an alternative reporting company under Regulation A+, Tier 2 of the Securities Act. There is no public trading market for the Common Stock shares of the Company. The Company may, as an alternative reporting company, qualify its Common Stock shares for quotation on the NASDAQ or OTCBB (the Over the Counter Bulletin Board) or other secondary market for which the Company’s Common Stock may then qualify, in the discretion of the Company’s Board of Directors. As of the date of this Offering Circular, the Board of Directors has not taken any action to list the Company’s Common Stock on the NASDAQ, OTCBB or any other market or exchange. (See Risk Factors starting on page 5.)

DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the sole discretion of our Board and will depend on our financial condition, operating results, capital requirements and such other factors as our Board deems relevant.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A+ Offering Statement on Form 1-A under the Securities Act with respect to the Shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. The SEC maintains an Internet website that contains reports and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Energy Exploration Technologies, Inc.

BDO in Puerto Rico 1302 Ponce De Leon Ave. 1ST Floor San Juan, Puerto Rico 00907 Tel: 787-754-3999 Fax: 787-754-3105 www.bdopr.com

INDEPENDENT AUDITORS’ REPORT

To the Stockholders of

Energy Exploration Technologies, Inc.:

Report on the Financial Statements

We have audited the accompanying financial statements of Energy Exploration Technologies, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2020, and 2019, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to in the first paragraph, present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and 2019, and the results of its operations and its cash flows for the years then ended, in accordance with generally accepted accounting principles in the United States of America.

Emphasis of a Matter

As discussed in 12 to the financial statements, the Board of Directors authorized a three for one stock split in April 2021. The Financial Statements have not be adjusted to reflect this stock split. Our opinion is not modified with respect to this matter.

San Juan, Puerto Rico

October XX, 2021

Certified Public Accountants

(of Puerto Rico)

License No. 320 expires December 1, 2022

Stamp EXXXX of the P.R. Society of

Certified Public Accountants has been

affixed to the file copy of this report

ENERGY EXPLORATION TECHNOLOGIES, INC.

BALANCE SHEETS

AS OF DECEMBER 31, 2020 AND 2019

ASSETS	2020	2019
CURRENT ASSETS:
Cash	$422,900	$159,939
PROPERTY AND EQUIPMENT	6,198	—
PREPAID EXPENSES AND OTHER ASSETS	95,456	11,862

Total Assets	$524,554	$171,801

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$140,690	$21,600
Accrued liabilities	301,826	80,650
Convertible promissory notes, current portion	555,000	—
Total current liabilities	997,516	102,250
CONVERTIBLE PROMISSORY NOTES, long-term portion	1,515,330	300,000
SAFE AGREEMENT	37,000	13,000

Total liabilities	2,549,846	415,250

STOCKHOLDERS’ DEFICIT:
Founders—1 preferred stock at $0.01 par value, 3,500,000 shares authorized, 3,500,000 issued and outstanding	1	1
Founder—2 preferred stock at $0.01 par value, 31,300 shares authorized, 31,300 issued and outstanding	1	1
Common Stock at $0.01 par value, 26,000,000 shares authorized; 6,861,250 and 6,631,250 issued and outstanding	3	1
Additional paid-in capital	565,255	542,575
Accumulated deficit	(2,590,552)	(786,027)

Total stockholders’ deficit	(2,025,292)	(243,449)

Total liabilities and stockholders’ deficit	$524,554	$171,801

The accompanying notes are an integral part of these financial statements.

ENERGY EXPLORATION TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
EXPENSES:
Consulting	$604,832	$275,308
Professional services	304,808	274,862
Research and development	544,131	87,815
Interest expense	119,563	5,625
Other expenses	231,191	142,417

Total expenses	1,804,525	786,027

NET LOSS	$1,804,525	$786,027

Net Loss per share—basic	$(0.26)	$(0.12)
Net Loss per share—fully diluted	$(0.23)	$(0.12)

The accompanying notes are an integral part of these financial statements.

ENERGY EXPLORATION TECHNOLOGIES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total
Balance at January 1, 2019	$0	$0	$0	$0	$0

Issuance of Preferred and Common Stock	2	1	542,575	0	542,578
Net loss	—	—	—	(786,027)	(786,027)

Balance at December 31, 2019	$2	$1	$542,575	$(786,027)	(243,449)

Issuance of Preferred and Common Stock		2	22,680		22,682
Net loss				(1,804,525)	(1,804,525)

Balance at December 31, 2020	$2	$3	$565,255	$(2,590,555)	$(2,025,295)

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
CASH FLOWS USED IN OPERATING ACTIVITIES:
NET LOSS	$(1,084,525)	$(786,027)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH FLOWS USED IN OPERATING ACTIVITIES:
Stock based compensation	22,682	17,578
Depreciation	2,727	—
Changes in assets and liabilities that increase/(decrease) cash:
Prepaid expenses and other assets	(83,594)	(11,862)
Accounts payable	119,090	21,600
Accrued liabilities	221,176	80,650
SAFE agreement	24,000	13,000

Net cash used in operating activities	(1,498,444)	(665,061)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of software license	(8,925)	—
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Proceeds from convertible promissory notes	1,770,330	300,000
Proceeds from preferred stock and common stock		525,000

Net cash provided by financing activities	1,770,330	825,000

NET INCREASE IN CASH	262,961	159,939

CASH, at beginning of year	159,939	—
CASH, at end of year	$422,900	$159,939

The accompanying notes are an integral part of these financial statements.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

1.	NATURE OF BUSINESS

Energy Exploration Technologies, Inc. (the “Company” or “EnergyX”) is a domestic corporation organized under the laws of the Commonwealth of Puerto Rico on December 18, 2018. The Company is engaged in the development and commercialization of technology related to direct extraction of lithium primarily in South America and other global territories such as the United States, and next generation energy storage system, specifically related to solid state batteries.

The Company’s highly scalable Direct Lithium Extraction (DLE) technology vastly increases the output and recovery of lithium, thereby decreasing the costs per ton of output. The proprietary extraction technology, LiTAS (Lithium-Ion Transport and Separation), processes brine to achieve low cost, high purity, battery grade, lithium materials. LiTAS has the ability to efficiently purify and concentrate the lithium ions in salt brines solution using mechanical separation processes. The LiTAS membranes are made up of nanoparticle materials called metal organic frameworks (MOFs) and are embedded into a polymer matrix creating a mixed matrix membrane (MMM).

The Company’s activities since inception have consisted principally of research and development on its LiTAS technology, building a robust intellectual property portfolio of 23 patents, testing real lithium brine materials from existing producers, and constructing pilot plants for deployment into the field with said lithium producers. To date, EnergyX has tested real brine with 8 potential customers, some of which are the largest lithium producers in the world, and is in discussions with some 25 more. The Company has constructed 3 containerized pilot plants that will target a field deployment in Summer 2021 for purposes of longer duration testing in real world environments.

EnergyX has partnered with some of the top institutions in the world regarding water and energy technologies including SUEZ Water Technologies & Solutions, CSIRO the Australian National Laboratory System, and University of Texas’ Materials for Water and Energy Technologies Center, a US Department of Energy funded center. The Company’s activities are subject to customary risks and uncertainties including unsuccessful scaling or commercialization of technology, and failing to secure additional funding necessary to operationalize the Company’s current technology.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America, and, as such, include amounts based on judgments, estimates and assumptions made by management that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Following is a description of the more significant accounting policies followed by the Company:

Cash and Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. There were no cash equivalents as of December 31, 2020 and 2019.

Prepaid Expenses - Expenditures made to secure the use of assets or the receipts of services at a future date are charged to the prepaid account and are amortized based on the term and usage of the related asset or service.

Expense Recognition - Expenses are recognized when incurred.

Research & Development - Research and Development costs are charged to expenses as incurred. The Company is engaged in research and development of novel membrane technologies with wide applications in ionic separations and selective ion transfer. Initial focus includes lithium separation and transport membranes. The Company has developed such LiTASTM membranes that exhibit unprecedented selectivity between Li and other multivalent ions which are problematic in lithium extraction. Using these membranes in existing production processes can more than double the lithium recovery of current extraction methods from brines. At the heart of these separations and membranes are Metal Organic Frameworks (MOFs). These MOFs are highly ion (Li) selective and as a result can also be used as membrane separators functioning as solid state electrolytes in secondary lithium batteries.

Bench scale and pilot scale equipment in excess of $200,000 to date has been purchased to aid the development of these membranes and test their performance. This includes several small permeations, electrodialysis and forward osmosis cells along with DC power supplies, pumps, scales and sensors to test the developed membranes in different modes of operation. Larger pilot scale electrodialysis and bi-polar electrodialysis cells along with 3 pumping, measurement and control systems have been purchased and are being manufactured at this time. General laboratory and analytical equipment purchased includes weigh balances and a Flame Atomic Absorption Spectrometer with an autosampler for chemical analysis of test solutions. This equipment has been expensed as part of research and development expenses as of December 31, 2020 and 2019.

Income Taxes - Income taxes are accounted for using an asset-liability method. Deferred income taxes and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing asset and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of the change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established for deferred tax assets that, based on management’s evaluation, are not expected to be realized.

Tax benefits of uncertain tax positions are recorded only where the position is “more likely than not” to be sustained based on their technical merits. The amount recognized is the amount that represents the largest amount of tax benefit that is greater than 50% likely of being ultimately realized. A liability is recognized for any benefit claimed or expected to be claimed, in a tax return in excess of the benefit recorded in the financial statements, along with any interest and penalty (if applicable) in such excess. The Company has no uncertain tax position as of December 31, 2020 and 2019.

Advertising - The Company expenses the cost of all advertising campaigns and promotions as they are incurred. During the year ended December 31, 2020 and 2019, advertising expense amounted to $87,952 and $25,240, respectively, and is included as part of the operating expenses in the statement of operations.

Fair Value Measurements - The carrying amounts of the Company’s financial instruments including cash, property and equipment, net, prepaid and other asset, accounts payable and accrued expenses approximate fair value due to the short-term nature of those instruments. The Company’s convertible promissory notes and associated accrued interest payable approximate fair value due to the short-term nature and convertible provisions included in those agreements.

The Company determines the fair value based upon the exit price that would be received to sell an asset or paid to transfer as liability in an orderly transaction between market participants, as determined by either the principal market or most advantageous market. Inputs used in the valuation techniques to derive fair value are classified based on a three-level hierarchy. These levels are:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2—Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3—Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

As of December 31, 2020, and 2019 the carrying amount of the Company’s cash were determined using Level 1 inputs.

Stock-Based Compensation

The Company accounts for stock option awards in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic No. 718, Compensation-Stock Compensation. Under FASB ASC Topic No. 718, compensation expense related to stock-based payments is recorded over the requisite service period based on the grant date fair value of the awards. Compensation previously recorded for unvested stock options that are forfeited is reversed upon forfeiture. The Company uses the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes model requires the use of assumptions which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock. See Note 5.

Net Loss per Share

The Company computes basic net loss per common share by dividing the applicable net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares outstanding during the period, plus additional shares to account for the dilutive effect of potential future issuances of common stock relating to stock options and other potentially dilutive securities using the treasury stock method.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU No. 2016-02), which changes the presentation of assets and liabilities relating to leases. The core principle of ASU No. 2016-02 is that a lessee should recognize the assets and liabilities that arise from leases. All leases create an asset and a liability for the lessee in accordance with FASB Concepts Statement No. 6, Elements of Financial Statements, and, therefore, recognition of those lease assets and lease liabilities represents an improvement over previous GAAP, which did not require lease assets and lease liabilities to be recognized for most leases.

In November 2019, the FASB issued ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842) (ASU No. 2019-10), which deferred the effective date of ASU No. 2016-02 for the Company from January 1, 2020 to January 1, 2021.

In June 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842) (ASU No. 2020-05), which further deferred the effective date of ASU No. 2016-02 for the Company from January 1, 2021 to January 1, 2022. The Company is currently evaluating the impact of this new standard on its financial statements

3.	PREPAID EXPENSES

Prepaid expenses at December 31, 2020 and 2019, consisted of the following:

	2020	2019
Insurance	$8,157	$3,628
Registrations and subscriptions	10,597	8,234
Vendor agreement	76,702	—

	$95,456	$11,862

4.	CONVERTIBLE PROMISSORY NOTES

	2020	2019

On November 15, 2019, the Company promises to pay to the order of Egan Global Management, LLC the principal sum of $1,000,000, or, if less the outstanding amount of all advances and interest at fixed rate per annum equal to 15% computed on the basis of a 360 day year. Unless this Note is converted into common stocks, the principal and accrued interest of this Note will be due and payable by the Company at any time on or after October 31, 2021, at the Company’s election or upon demand by the Holder.	$505,000	$250,000

On July 13, 2020, the Company promises to pay to the order of Yaakov Jacobovitch, the principal sum of $250,000, made by the Holder to the Company, together with an annual amount of interest in the amount of 7% of the principal amount, on the date which this Convertible Note is repaid or converted. Unless this Note is converted into common or preferred shares, the principal and accrued interest of this Note will be due and payable by the Company at any time on or after December 31, 2022, at the Company’s election or upon demand by the Holder.	250,000	—

On September 10, 2020, the Company promises to pay to the order of RNN Ventures EnergyX Pre-A Note, LLC, the principal sum of $845,140, made by the Holder to the Company, together with interest at fixed rate per annum equal to 6% computed on the basis of a 360 day year. Unless this Note is converted into common or preferred shares, the principal and accrued interest of this Note will be due and payable by the Company at any time on or after September 10, 2023 at the Company’s election or upon demand by the Holder.	845,140	—

During the years 2020 and 2019, the Company promises to pay, a total of eight and one, respectively, convertible notes, the principal sum of $470,190 and $50,000, respectively, made by the Holder to the Company, together with interest at fixed rate per annum in the range of 7% to 15% computed on the basis of a 360 day year. Unless these Notes are converted into common or preferred shares, the principal and accrued interest of these Noters will be due and payable by the Company at any time on or after November 30, 2021, for one note and December 31, 2022, for the other seven notes, at the Company’s election or upon demand by the Holder.	470,190	50,000

Less: current portion	(555,000)	—

Total Convertible Promissory Notes	$1,515,330	$300,00

The Company will be required to repay the following principal amounts in connection with its promissory convertible notes if not converted prior to maturity date:

Years Ending December 31,	Amount
2021	$555,000
2022	670,190
2023	845,140

Total	$2,070,330

5.	EQUITY INCENTIVE PLAN

The Company agrees to issue restricted common and preferred stocks in the Company on the terms and conditions of an award agreement to be entered into between Consultants and the Company (an “Award Agreement”) issued pursuant to an equity incentive plan to be adopted by the Company. The Award Agreement shall be subject to the terms and conditions of such equity incentive plan.

Pursuant to the equity incentive plan, the Corporation has authorized the grant of up to Two Million Five Hundred Thousand (2,500,000) Awards, including Awards of Incentive Stock Options, Non-qualified Stock Options and Restricted Stock.

As of December 31, 2020 and 2019, the Company had outstanding non-qualified stock options and restricted stock awards, as follows:

	2020	2019
Non-Qualified Stock Options	365,000	—
Restricted Stock Awards	950,000	950,000

Total	1,315,000	950,000

The following table summarizes stock option activity:

	Options	Average Exercise Price	Remaining Contractual Term (in Years)
Outstanding at January 1, 2019	—	$—	—
Granted	—	—	—
Exercised	—	—	—
Forfeited/Expired	—	—	—
Outstanding at December 31, 2019	—	—	—
Outstanding at January 1, 2020	—	—	—
Granted	365,000	$0.10	10
Exercised	—	—	—
Forfeited/Expired	—	—	—
Outstanding at December 31, 2020	365,000	$0.10	10
Options Vested and Exercisable at December 31, 2020	31,250

As of December 31, 2020, unrecognized stock-based compensation expense for employee and non-employee stock options was approximately $14,381, which the Company expects to recognize over a weighted-average remaining period of 3.5 years, assuming all unvested options become fully vested.

The Company uses a Black-Scholes option-pricing model to value the Company’s option awards. Using this option-pricing model, the fair value of each employee and non-employee award is estimated on the grant date. The fair value is expensed on a straight-line basis over the vesting period. In general, the option awards either vest ratably over the term have increasing vesting at the back end of the term. The Company has also granted milestone based option awards that only vest upon the successful completion of an event. The expected volatility assumption is based on the volatility of the share price of comparable public companies. The expected life is determined using the “simplified method” permitted by Staff Accounting Bulletin Number 107 and 110. The risk-free interest rate is based on the implied yield on a U.S. Treasury security at a constant maturity with a remaining term equal to the expected term of the option granted. The dividend yield is zero, as the Company has never declared a cash dividend.

The fair value of the stock options granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the periods indicated:

	2020	2019
Expected term (in years)	4	—
Stock price volatility	60.65%	—
Risk-free interest rate	1.65%	—
Dividend yield	—	—

Restricted Stock

During the year ended December 31, 2020 and 2019, an amount of 0 and 950,000, respectively, shares of restricted common stock were issued under the Plan to employees and non-employees, with vesting periods of 48 months. The Company recognized $12,583 and $5,314 of stock-based compensation expense for the restricted stock during the year ended December 31, 2020 and 2019, respectively.

6.	STOCKHOLDERS’ DEFICIT

On November 4, 2020, each share of Common Stock, Series A-1 Preferred Stock, and Series A-2 Preferred Stock shares of the Corporation outstanding, without any further action by any stockholder, were exchanged for and converted into one hundred (100) shares.

The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the General Corporations Act. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 3682(b)(2) of the General Corporations Act.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Founders-1 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined below), the holders of shares of Founders-1 Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Founders-2 Preferred Stock, Common Stock or any other class ranking junior in right of payment to the Founders-1 Preferred Stock by reason of their ownership thereof, an amount per share equal to the sum of $0.15 (the “Original Issue Price”) for each outstanding share of Founders-1 Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Founders-1 Preferred Stock, and an amount equal to all accrued but unpaid dividends on such share. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Founders-1 Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Founders- 1 Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

7.	FUTURE EQUITY OBLIGATIONS

The Company entered into a SAFE Agreement (Simple Agreement for Future Equity) with a Consultant for services to the Company. The Company agreed to pay in the form a SAFE Agreement the compensation amount of $2,000 per month and up to a maximum of

$24,000 per year, over the term of the Service Agreement.

This Agreement will expire and terminate upon the issuance of stock to the Holder or payment equal to the Compensation amount. As of December 31, 2020, the Company owed the consultant $37,000 in shared based compensation and present it as a SAFE Agreement in the accompanying balance sheet.

8.	COMMITMENTS

The Company is obligated under a technology development agreement with ProfMOF that was effective July 1, 2020 that will extend for a period of two years. Total obligations under this agreement is $243,000.

The Company is obligated under technology development and research agreement with the University of Texas that was effective on September 1, 2020 that will extend for the period of three years. Total obligations under this agreement is $500,000.

Future minimum obligations related to these contracts as of December 31, 2020, are as follows:

Years Ending December 31,	Amount
2021	$271,500
2022	254,750

Total	$526,250

9.	INCOME TAXES

The Company operates under the provisions of a Tax Exemption Agreement from the Commonwealth of Puerto Rico pursuant to the terms of Act No. 20-2012, as amended. The tax exemption grant is in accordance with the applicable terms of the Act covering the performance of the eligible service activities for markets outside of Puerto Rico. Under the provisions of the Tax Exemption, the Company was granted a partial tax exemption from certain Puerto Rico taxes, including income taxes, personal and real property taxes, municipal taxes, among others applicable to Export Service Income (“ESI”), as defined in the grant, and eligible property. The exemption period is twenty (20) years. All income generated from the ESI activity of the Company shall be taxed at a 4% flat rate for income taxes. Municipal license taxes will be 60% exempt during the term of the grant. Municipal and State taxes on real and personal property will be 100% exempt for the first five (5) years starting on the effective date of the grant. Once the five (5) term of total exemption expires, the real and personal property will be exempt 90% for the remaining period of the grant.

Non eligible services under the provisions of a Tax Exemption Agreement, the Company is subject to income taxes in Puerto Rico, at statutory rates which range from 18.5% to 37.5% depending on the level of taxable income.

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. Temporary differences given rise to the deferred tax asset at December 31, 2020 and 2019, consist of:

	2020	2019
Tax losses carryforward	$103,622	$31,329
Less: valuation allowance	(103,622)	(31,329)

Net deferred tax asset	$—	$—

A valuation allowance is recorded if, based on the weight of availble evidence, it is more likely than not that some portion or all of the deferred tax assets may not be realized. At December 31, 2020 and 2019, the Company recorded a valuation allowance for the entire deferred tax asset due to the uncertainty surrounding the timing of realizing certain tax benefits in future income tax returns.

At December 31, 2020, the Company had $2,587,757 in net operating losses that may be offset against future taxable income and may expire as follow:

Year Ending December 31,	Amount
2029	$783,232
2030	1,804,525

$2,587,757

The authoritative guidance on accounting for uncertainty in income taxes prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken on income tax returns. Under the authoritative accounting guidance, income tax benefits are recognized and measured based upon a two-step model: 1) a tax position must be more likely than not to be sustained based solely on its technical merits in order to be recognized, and 2) the benefit is measured as the largest dollar amount of that position that is more likely than not to be sustained upon settlement. The difference between the benefit recognized in accordance with this model and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit. No adjustment was required as part of this accounting guidance.

The Company files income tax returns under the Internal Revenue Code of the Commonwealth of Puerto Rico and under the provisions of Act No. 20. The Company remains subject to income tax examinations for its Puerto Rico income taxes generally for years 2020 and 2019.

10.	RISK CONCENTRATION

Financial instruments that potentially expose the Company to certain concentrations of credit risk include cash in bank accounts. The Company maintains accounts at high quality financial institutions. While the Company attempts to limit any financial exposure its deposits balances may, at time, exceed the amount insured by the Federal Deposit Insurance Corporation (“FDIC”). All deposit accounts are insured up to $250,000 per depositor, per insured bank. The Company has not experienced any losses on such accounts. As of December 31, 2020 and 2019, the Company’s uninsured cash deposits amount to approximately $173,000 and $0, respectively.

Our business, results of operations and financial condition may be adversely affected if a public health epidemic interferes with the ability of us, our employees, workers, contractors, suppliers, customers and other business partners to perform our and their respective responsibilities and obligations relative to the conduct of our business.

The Company’s success depends upon the continued services of our executive officers and other key personnel who have critical industry experience and relationships. Significant competition for talented individuals could affect both Company’s ability to retain key personnel and hire new ones. The loss of the services of any officers or key personnel could hinder or delay the implementation of the business model, research and development efforts, or ability to sell products and services.

11.	CROWDFUNDING

On November 10, 2020, the Company started offering securities through a registered funding-portal. This is a side-by-side offering of Common Stock, under registration exemptions 4(a)(6) and 506(c), in Energy Exploration Technologies, Inc., doing business as EnergyX. The Company plans to raise between $10,000 and $3,069,997 through concurrent offerings under Regulation CF and Regulation D – Rule 506(c).

12.	SUBSEQUENT EVENTS

The Company raised $1,492,819 in a successful offering through registered funding-portal that finalized on February 5, 2021, selling a total of 304,657 shares, with a price per share of $4.90, as disclosed in Note 11.

On April 1, 2021, the Company’s Board of Directors approved the Third Amended and Restated Certificate of Incorporation. In accordance with the Company’s Third Amended and Restated Certificate of Incorporation, the Company is authorized to issue 102,000,000 shares, consisting of two classes of stock to be designated “Common Stock” and “Preferred Stock”, respectively. The Corporation is authorized to issue 78,000,000 shares of Common Stock, $0.01 par value per share, and 24,000,000 shares of Preferred Stock, $0.01 par value per share, 10,500,000 shares of which are designated “Founders-1 Preferred Stock”, 93,900 shares of which are designated “Founders-2 Preferred Stock” and 7,800,000 shares of which are designated Series A Preferred Stock.

On April 6, 2021, the Board authorized a three for one stock split that was effective immediately. The stock numbers in these financial statements have been not adjusted for the stock split authorization on a retroactive basis.

ENERGY EXPLORATION TECHNOLOGIES, INC.

BALANCE SHEET (Unaudited—Semi-Annual)

JUNE 30, 2021 and 2020

ASSETS	June 30 2021	June 30 2020
CURRENT ASSETS:
Cash	$6,787,578	$58,977
PROPERTY AND EQUIPMENT	130,600	8,925
PREPAID EXPENSES AND OTHER ASSETS	379,806	8,543

Total Assets	$7,297,984	$76,445

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$336,160	$52,193
Accrued liabilities	99,104	61,896
Accrued interest	—	3,750

Total current liabilities	435,264	117,839

CONVERTIBLE PROMISSORY NOTES, long-term portion		630,000
SAFE AGREEMENT		25,000

Total liabilities	435,264	778,839

STOCKHOLDERS’ DEFICIT:
Founders—1 preferred stock at $0.01 par value, 10,500,00 shares authorized, 10,500,000 issued and outstanding	1	1
Founder—2 preferred stock at $0.01 par value, 93,900 shares authorized, 93,900 issued and outstanding	1	1
Preferred Stock—Series A at $0.01 pay value, 7,800,000 shares authorized, 5,315,232 and 0 issued and outstanding	23,924	—
Common Stock at $0.01 par value, 78,000,000 shares authorized; 22,573,446 and 22,537,500 issued and outstanding	4,863	1
Warrants	25,000	—
Additional paid-in capital	10,721,181	542,575
Accumulated deficit	(3,912,250)	(1,244,972)

Total stockholders’ equity/(deficit)	6,862,720	(702,394)

Total liabilities and stockholders’ equity	$7,297,984	$76,445

The accompanying notes are an integral part of these financial statements.

ENERGY EXPLORATION TECHNOLOGIES, INC.

STATEMENT OF OPERATIONS (Unaudited—Semi-Annual)

FOR THE SIX MONTHS ENDED JUNE 30, 2021

	June 30 2021	June 30 2020
EXPENSES:
Salaries and Consulting	$574,445	$235,603
Professional services	145,822	14,596
Research and development	258,949	58,398
Interest expense	38,705	3,750
Stock based compensation	118,327	7,748
Other expenses	185,450	138,850

NET LOSS	$1,321,698	$458,945

Net Loss per share—basic	$(0.06)	$(0.02)
Net Loss per share—fully diluted	$(0.06)	$(0.02)

The accompanying notes are an integral part of these financial statements.

ENERGY EXPLORATION TECHNOLOGIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited—Semi-Annual)

FOR THE SIX MONTHS ENDED JUNE 30, 2021 and 2020

	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total
Balance at January 1, 2020	$2	$1	$542,575	$(786,027)	(243,449)

Issuance of Common and Preferred Stock, net	—	—	—		—
Net loss				(458,945)	(458,945)

Balance at June 30, 2020	$2	$1	$542,575	$(1,244,972)	$(702,394)

	Preferred Stock	Common Stock	Warrants	Additional Paid-In Capital	Accumulated Deficit	Total
Balance at January 1, 2021	$2	$3	$—	$565,255	$(2,590,552)	$(2,025,292)
Issuance of Common and Preferred Stock, net	23,924	4,860	—	10,155,926	—	10,184,710
Warrants	—	—	25,000	—	—	25,000
Net loss	—	—	—	—	(1,321,698)	(1,321,698)

Balance at June 30, 2021	$23,926	$4,863	$25,000	$10,721,181	$(3,912,250)	$6,862,720

The accompanying notes are an integral part of these financial statements.

ENERGY EXPLORATION TECHNOLOGIES, INC.

STATEMENT OF CASH FLOWS (Unaudited—Semi-Annual)

FOR THE SIX MONTHS ENDED JUNE 30, 2021

	June 30 2021	June 30 2020
CASH FLOWS USED IN OPERATING ACTIVITIES:
NET LOSS	$(1,321,698)	$(458,945)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH FLOWS USED IN OPERATING ACTIVITIES:
Stock based compensation	118,327	7,748
Warrants	25,000	—
Depreciation	2,449	—
Changes in assets and liabilities that increase/(decrease) cash:
Prepaid expenses and other assets	(284,351)	13,571
Accounts payable	195,470	30,593
Accrued liabilities	(182,736)	(15,004)

Net cash used in operating activiites	(1,447,539)	(422,037)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of fixed assets	(126,851)	(8,925)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Proceeds (repayment) convertible promissory notes	(50,000)	330,000
Proceeds from preferred stock and common stock	7,989,068	—

Net cash provided by financing activities	7,939,068	330,000

NET INCREASE (DECREASE) IN CASH	$6,364,678	$(100,962)
CASH, at beginning of period	422,900	159,939
CASH, at end of period	$6,787,578	$58,977

1.	NATURE OF BUSINESS

Energy Exploration Technologies, Inc. (the “Company” or “EnergyX”) is a domestic corporation organized under the laws of the Commonwealth of Puerto Rico on December 18, 2018. The Company is engaged in the development and commercialization of technology related to direct extraction of lithium primarily in South America and other global territories such as the United States, and next generation energy storage system, specifically related to solid state batteries.

The Company’s highly scalable Direct Lithium Extraction (DLE) technology vastly increases the output and recovery of lithium, thereby decreasing the costs per ton of output. EnergyX’s proprietary extraction technology, LiTAS™ (Lithium-Ion Transport and Separation), processes brine to achieve low cost, high purity, battery grade, lithium materials. LiTAS™ has the ability to efficiently purify and concentrate the lithium ions in salt brines solution using mechanical separation processes. The LiTAS™ membranes are made up of nanoparticle materials called metal organic frameworks (MOFs) and are embedded into a polymer matrix creating a mixed matrix membrane (MMM).

The Company’s activities since inception have consisted principally of research and development on its LiTAS™ technology, building a robust intellectual property portfolio of 23 patents, testing real lithium brine materials from existing producers, and constructing pilot plants for deployment into the field with lithium producers. The Company has constructed 3 containerized pilot plants that are planned for field deployment in the second half of 2021 for purposes of longer duration testing in real world environments.

EnergyX has partnered with some of the top institutions in the world regarding water and energy technologies including SUEZ Water Technologies & Solutions, CSIRO the Australian National Laboratory System, and University of Texas’ Materials for Water and Energy Technologies Center, a US Department of Energy funded center.

The Company’s activities are subject to customary risks and uncertainties including unsuccessful scaling or commercialization of technology and failing to secure additional funding necessary to operationalize the Company’s current technology.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company conform with generally accepted accounting principles (GAAP) in the United States of America, and, as such, include amounts based on judgments, estimates, and assumptions made by management. These judgments, estimates, and assumptions may affect the reported amounts of assets and liabilities, contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Following is a description of the more significant accounting policies followed by the Company:

Cash and Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. There were no cash equivalents as of June 30, 2021.

Prepaid Expenses - Expenditures made to secure the use of assets or the receipts of services at a future date are charged to the prepaid account and are amortized based on the term and usage of the related asset or service.

Research & Development - EnergyX is engaged in research and development of novel membrane technologies with wide applications in ionic separations and selective ion transfer. Initial focus includes lithium separation and transport membranes. EnergyX’s has developed such LiTASTM membranes that exhibit unprecedented selectivity between Li and other multivalent ions which are problematic in lithium extraction. Using these membranes in existing production processes can more than double the lithium recovery of current extraction methods from brines.

Bench scale and pilot scale equipment has been purchased to aid the development of these membranes and test their performance. Equipment that will be used over an extended period of time will be capitalized and depreciated for financial reporting purposes.

The Company is operating out of its office and lab facility in Austin, TX.

Income Taxes - Income taxes are accounted for using an asset-liability method. Deferred income taxes and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing asset and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of the change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established for deferred tax assets that, based on management’s evaluation, are not expected to be realized.

Tax benefits of uncertain tax positions are recorded only where the position is “more likely than not” to be sustained based on their technical merits. The amount recognized is the amount that represents the largest amount of tax benefit that is greater than 50% likely of being ultimately realized. A liability is recognized for any benefit claimed or expected to be claimed, in a tax return in excess of the benefit recorded in the financial statements, along with any interest and penalty (if applicable) in such excess. The Company has no uncertain tax position as of June 30, 2021.

Advertising - The Company expenses the cost of all advertising campaigns and promotions as they are incurred.

3.	PREPAID EXPENSES AND OTHER ASSETS

Prepaid expenses and other assets as of June 30, 2021, consisted of the following:

Prepaid expenses	$85,620
Deposits	294,186

Total prepaid expenses and other assets	$379,806

4.	CONVERTIBLE PROMISSORY NOTES

On April 1, 2021, the Company completed a successful fund raising round that resulted in the convertible notes being converted into Series A Preferred stock. The total amount of principal and interest converted into Series A Preferred stock was $2,020,330 and $64,910, respectively. All accrued unpaid interest was converted into Series A Preferred stock at the election of the Company except for one convertible note that required the interest payment in cash to the noteholder upon conversion. Accrued interest of $87,733 was paid in cash to that noteholder in April 2021.

The following convertible notes were converted on April 1, 2021:

On November 15, 2019, the Company promises to pay to the order of Egan Global Management, LLC the principal sum of $1,000,000, or, if less the outstanding amount of all advances and interest at fixed rate per annum equal to 15% computed on the basis of a 360 day year. Unless this Note is converted into common or preferred shares, the principal and accrued interest of this Note will be due and payable by the Company at any time on or after October 31, 2021, at the Company’s election or upon demand by the Holder.	$505,000

On July 13, 2020, the Company promises to pay to the order of Yaakov Jacobovitch, the principal sum of $250,000, made by the Holder to the Company, together with an annual amount of interest in the amount of 7% of the principal amount, on the date which this Convertible Note is repaid or converted. Unless this Note is converted into common or preferred shares, the principal and accrued interest of this Note will be due and payable by the Company at any time on or after December 31, 2022, at the Company’s election or upon demand by the Holder.	250,000
On September 10, 2020, the Company promises to pay to the order of RNN Ventures EnergyX Pre-A Note, LLC, the principal sum of $845,140, made by the Holder to the Company, together with interest at a fixed rate per annum equal to 6% computed on the basis of a 360 day year. Unless this Note is converted into common or preferred shares, the principal and accrued interest of this Note will be due and payable by the Company at any time on or after September 10, 2023, at the Company’s election or upon demand by the Holder.	845,140

During the year, the Company promises to pay, a total of eight convertible notes, the principal sum of $470,190, made by the Holders to the Company, together with interest at a fixed rate per annum ranging from 7% to 15% computed on the basis of a 360 day year. Unless these Notes are converted into common or preferred shares, the principal and accrued interest of these Notes will be due and payable by the Company at any time on or after November 30, 2021, for one note, and December 31, 2022, for the other seven notes, at the Company’s election or upon demand by the Holder.	470,190

$2,020,330

5.	EQUITY INCENTIVE PLAN

The Company adopted an equity incentive plan (the “2019 Equity Incentive Plan”) to provide equity incentive awards with specific terms and conditions (“Award Agreements”) to its Board members, advisors, employees and consultants.

Pursuant to the 2019 Equity Incentive Plan, the Corporation has authorized the grant of up to Seven Million Five Hundred Thousand (7,500,000) shares under Award Agreements, including Incentive Stock Options, Non-qualified Stock Options, Warrants and Restricted Stock. During the first six months of June 30, 2021, the Company executed Award Agreements covering 3,277,600 shares as a non-qualified stock option to vest over the participant’s service period and issued restricted stock of 30,972 to a consultant.

As of June 30, 2021, the Company has issued both restricted stock awards and non-qualified stock options outstanding, as follows:

Award	Shares
Restricted stock	1,800,972
Non-qualified stock option	4,306,975
Option pool outstanding	1,392,053

Total	7,500,000

6.	EQUITY AND STOCKHOLDERS’ DEFICIT

On April 1, 2021, the Company’s Board of Directors approved the Third Amended and Restated Certificate of Incorporation. The amendment designed the Series A Preferred Stock under the Preferred Stock classification and authorized the issuance of up to 7,800,000 shares.

On April 6, 2021, the Board authorized a three for one stock split that was effective immediately. The stock numbers in these financial statements have been adjusted for the stock split authorization.

In accordance with the Company’s Third Amended and Restated Certificate of Incorporation, the Company is authorized to issue 102,000,000 shares, consisting of two classes of stock to be designated “Common Stock” and “Preferred Stock”, respectively. The Corporation is authorized to issue 78,000,000 shares of Common Stock, $0.01 par value per share, and 24,000,000 shares of Preferred Stock, $0.01 par value per share, 10,500,000 shares of which are designated “Founders-1 Preferred Stock”, 93,900 shares of which are designated “Founders-2 Preferred Stock” and 7,800,000 shares of which are designated Series A Preferred Stock.

The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the General Corporations Act. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 3682(b)(2) of the General Corporations Act.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Founders 1 Preferred Stock and Series A Preferred Stock (collectively, the “Series Liquidation Preference Stock”) then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the holders of shares of Series Liquidation Preference Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds, as applicable, before any payment shall be made to the holders of Founders 2 Preferred Stock, Common Stock or any other class ranking junior in right of payment to the Series Liquidation Preference Stock by reason of their ownership thereof, an amount per share equal to (i) in the case of the Founders 1 Preferred Stock, the sum of $0.05 (the “Original Founders 1 Issue Price”) for each outstanding share of Founders 1 Preferred Stock and an amount equal to all accrued but unpaid dividends on such share and (ii) in the case of the Series A Preferred Stock, the sum of $1.6333 (the “Original Series A Issue Price”) for each outstanding share of Series A Preferred Stock and an amount equal to all accrued but unpaid dividends on such share. The term “Original Founders 2 Issue Price” means the sum of $0.05. Each of the Original Founders 1 Issue Price, the Original Founders 2 Issue Price and the Original Series A Issue Price may be referred to herein as an “Original Issue Price” and shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Liquidation Preference Stock. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series Liquidation Preference Stock the full amount to which they shall be entitled, the holders of shares of Series Liquidation Preference Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

7.	SAFE AGREEMENT

The Company entered into a SAFE Agreement (Simple Agreement for Future Equity) with a Consultant for services to the Company. The Company agreed to pay in the form a SAFE Agreement the compensation amount of $2,000 per month and up to a maximum of $24,000 per year, over the term of the Service Agreement.

This Agreement expired on April 1, 2021, and was settle by conversion into restricted stock. The settlement amount was $43,000.

8.	COMMITMENTS

On June 1, 2021, the Company entered into a lease agreement for office and lab space in Austin, TX. The lease extends for a period of six months with an option to extend for an additional three months as elected by the Company. The total future minimum lease payments over the six month term is $117,273.

The Company is obligated under a technology development agreement with ProfMOF that was effective July 1, 2020 that will extend for a period of two years. Total obligations under this agreement is $243,000.

The Company is obligated under technology development and research agreement with the University of Texas that was effective on September 1, 2020, that will extend for the period of three years. Total obligations under this agreement is $500,000.

Future minimum obligations related to the ProfMOF and University of Texas contracts as of June 30, 2021, are as follows:

Years Ending December 31,	Amount
2021	$204,750
2022	254,750

Total	$459,500

9.	INCOME TAXES

The Company operates under the provisions of a Tax Exemption Agreement from the Commonwealth of Puerto Rico pursuant to the terms of Act No. 20-2012, as amended. The tax exemption grant is in accordance with the applicable terms of the Act covering the performance of the eligible service and trading activities for markets outside of Puerto Rico. Under the provisions of the Tax Exemption, the Company was granted a partial tax exemption from certain Puerto Rico taxes, including income taxes, personal and real property taxes, municipal taxes, among others applicable to Export Service Income (“ESI”), as defined in the grant, and eligible property. The exemption period expires in 2035. All income generated from the ESI activity of the Company shall be taxed at a 4% flat rate for income taxes. Municipal license taxes will be 60% exempt during the term of the grant. Municipal and State taxes on real and personal property will be 100% exempt for the first five (5) years starting on the effective date of the grant. After a (5) year exemption period, the real and personal property will be exempt 90% for the remaining period of the grant.

Non eligible services under the provisions of a Tax Exemption Agreement, the Company is subject to income taxes in Puerto Rico, at statutory rates which range from 18.5% to 37.5% depending on the level of taxable income.

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities.

The Company files income tax returns under the Internal Revenue Code of the Commonwealth of Puerto Rico and under the provisions of Act No. 20. The Company remains subject to income tax examinations for its Puerto Rico income taxes generally for years 2019 and 2020.

10.	RISK CONCENTRATION

Financial instruments that potentially expose the Company to certain concentrations of credit risk include cash in bank accounts. The Company maintains accounts at high quality financial institutions. While the Company attempts to limit any financial exposure its deposits balances may, at time, exceed the amount insured by the Federal Deposit Insurance Corporation (“FDIC”). All deposit accounts are insured up to $250,000 per depositor, per insured bank. The Company has not experienced any losses on such accounts.

Our business, results of operations and financial condition may be adversely affected if a public health epidemic interferes with the ability of us, our employees, workers, contractors, suppliers, customers, and other business partners to perform our and their respective responsibilities and obligations relative to the conduct of our business.

The Company’s success depends upon the continued services of our executive officers and other key personnel who have critical industry experience and relationships. Significant competition for talented individuals could affect both the Company’s ability to retain key personnel and hire new ones. The loss of the services of any officers or key personnel could hinder or delay the implementation of the business model, research and development efforts, or ability to sell products and services.

11.	EQUITY

On April 1, 2021, the Company completed a successful fund raising round that resulted in the issuance of 3,407,142 shares of Series A Preferred stock for total proceeds of $5,565,000 before fees and commissions.

During the six months of 2021, the Company issued a warrant agreement as compensation for services with a consultant. The warrant agreement allows the consultant to purchase 3,125 common shares with an expiration period of ten years from the date of issuance.

The Company offers securities through a registered funding portal. This is a side-by-side offering of Common Stock, under registration exemptions 4(a)(6) and 506(c), in Energy Exploration Technologies, Inc., doing business as EnergyX. The Company plans to raise up to approximately $5.4 million through concurrent offerings under Regulation CF and Regulation D – Rule 506(c).

As of June 30, 2021, the Company has raised total proceeds of $2,860,758 less commissions paid of $185,190.

12.	SUBSEQUENT EVENTS

On July 7, 2021, the Company entered into a convertible note (Series B) for $1,600,000. The convertible note has a maturity date of December 31, 2024, interest rate of 7% and a conversion discount rate of 15% if converted under certain defined events as listed in the agreement.

On July 16, 2021, the Company entered into a lease agreement for warehouse space in Austin, TX. The lease commences on August 1, 2021 and continues for 37 months. The total future minimum lease payments over the lease term is $220,773.

Part III - Exhibits

Exhibit #	Description

2.1	Certificate of Incorporation

2.2	Third Amended and Restated Certificate of Incorporation.

2.3	Amendment to Third Amended and Restated Certificate of Incorporation

2.4	Bylaws

3.1	Form of Convertible Note

3.2	Form of Warrant Agreement

4.1	Form of Regulation A, Tier 2 Subscription Agreement

5.1	EnergyX Preferred Series A Stockholder’s Agreement

6.1	2019 Executive Incentive Plan

6.2	Broker Dealer Reg A+ Agreement—Dalmore Group

6.3	Vice Chairmanship & Advisory Agreement

6.4	Hollister Advisory Agreement

6.5	Employment Agreement—Chief Financial Officer

6.6.	Lease Agreement—Headway Circle—original

6.7	Lease Agreement—Headway Circle—Amendment #1

6.8	Lease Agreement—West Braker Lane—original

6.9	ProfMOF Sub-licensing agreement

6.10	ProfMOF Technology Development Agreement

6.11	University of Texas—Licensing Agreement

6.12.	University of Texas—Sponsored Research Agreement

6.13	University of Texas—Amendment to Sponsored Research Agreement

6.14.	Consulting Agreement—EVP of Technology

6.15	Employment Letter Agreement—EVP of Technology

6.16	Form of Indemnification Agreement

10.1	Power of Attorney

11.1+	Consent of Auditor—BDO

12.1+	Opinion re Legality—Greenberg Traurig, P.A.

+	To be filed by amendment

III-1

SIGNATURES

Pursuant to the requirements of Regulation A+, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on October 28, 2021.

Energy Exploration Technologies, Inc.

By:	/s/
	Name:	Teague Egan
	Title:	Founder and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Teague Egan and Michael Eberhardt, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form 1-A offering statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/	Date:
Name: Teague Egan
Title: Chief Executive Officer
(Principal Executive Officer)

/s/	Date:
Name: Michael Eberhardt
Title: Chief Financial Officer
(Principal Financial Officer)

/s/	Date:
Name: Michael Egan
Title: Director

/s/	Date:
Name: Kris Haber
Title: Director

III-2